Exhibit 2.1

MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT

by and among

SMITH MICRO SOFTWARE, INC.

AVAST PLC

AVG TECHNOLOGIES USA, LLC

and

LOCATION LABS, LLC

dated as of March 8, 2021

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Section 10.14	No Presumption Against Drafting Party	59
Section 10.15	Non-Recourse	59

List of Exhibits

Exhibit A – Escrow Agreement

Exhibit B – Registration Rights Agreement

Exhibit C – Press Release

Exhibit D – Post-Closing License Agreement

Exhibit E – Noncompetition Agreements

Exhibit F – Transition Services Agreement

Exhibit G-1 – Sellers’ Release

Exhibit G-2 – Purchaser’s Release

Exhibit H – Membership Interest Assignment Agreement

Exhibit I – Bill of Sale

Exhibit J – Assignment and Assumption Agreement

Exhibit K – IP Assignment

Exhibit L – Implementation Business Transfer Agreement

Exhibit M – Companion License Agreement

Exhibit N – Cooperation Term Sheet

Exhibit O – Amendment Letter

List of Schedules

Schedule 1.1(a)(ii)(A) – Assumed Contracts

Schedule 1.1(a)(ii)(E) – Personal Property

Schedule 1.1(a)(ii)(G) – Seller Permits

Schedule 1.1(a)(ii)(H) – Other Purchased Assets

Schedule 1.2(j) – Other Excluded Assets

Schedule 1.2(q) – Shared Contracts

Schedule 1.3(c) – Other Assumed Liabilities

Schedule 1.3(g) – Specific Matter (One)

Schedule 1.5(b) – Accounting Policies

Schedule 4.1 – Conduct of Business

Schedule 4.2 – Restriction on Conduct of Business

Schedule 4.4(a) – Terminated Contracts

Schedule 5.3(a) – Company Employees other than Retained Company Employees

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Schedule 5.3(b) – Business Employees Not Automatically Transferring

Schedule 6.1(c) – Material Contract

Schedule 8.2(c) – Identified Claim Indemnity

Schedule A-1 – Knowledge of Sellers

Schedule A-2 – Current assets and current liabilities

Schedule A-3 – Carriers

Schedule A-4 – Business Employees

Schedule A-5 – Specific Matter (Two)

Disclosure Schedule

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MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT, dated as of March 8, 2021 (this “Agreement”), is entered into by and among Smith Micro Software, Inc., a Delaware corporation (“Purchaser”), Avast plc, a public company limited by shares organized under the Laws of England and Wales (“Parent”), AVG Technologies USA, LLC, a Delaware limited liability company (“Direct Seller”, Parent and Direct Seller being hereinafter referred to, collectively, as “Sellers” and, individually, as a “Seller”) and Location Labs, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used in this Agreement but not otherwise defined will have the meanings set forth in Annex A to this Agreement.

RECITALS

WHEREAS, Direct Seller owns all of issued and outstanding membership interests in the Company (collectively, the “Membership Interests”);

WHEREAS, the Company, Sellers and certain Sellers’ Related Subsidiaries are engaged in, among other things, the Business;

WHEREAS, on the terms and subject to the conditions set forth herein, Purchaser desires to purchase from Direct Seller, and Direct Seller desires to sell and assign to Purchaser, the Membership Interests;

WHEREAS, on the terms and subject to the conditions set forth herein, Purchaser desires to purchase and assume from Sellers (and, as applicable, Sellers’ Related Subsidiaries), and Sellers desire to sell and assign (and, as applicable, cause the Related Subsidiaries to sell and assign) to Purchaser, the Purchased Assets and the Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE TRANSACTION

Section 1.1 Purchase and Sale.

(a) Membership Interests and Purchased Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, for the consideration specified in Section 1.5:

(i) Direct Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase from Direct Seller, the Membership Interests, free and clear of all Encumbrances (other than Encumbrances arising under the Organizational Documents or under securities laws); and

(ii) Sellers shall (and, to the extent necessary, shall cause the Related Subsidiaries to) sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall (or, to the extent necessary or relevant, shall cause its relevant subsidiary to) purchase and acquire from Sellers (and the Related Subsidiaries, as applicable), free and clear of all Encumbrances (other than Permitted Encumbrances), all of the right, title and interest of Sellers and the Related Subsidiaries in and to (A) all of the real or tangible properties, assets and rights of any kind, whether tangible or intangible (but, in respect of Intellectual Property Rights, only to the extent such intangibles comprise Transferred Seller IP), wherever situated, whether now existing or hereafter acquired, and which are primarily related to the Business as presently conducted by Sellers and the Related Subsidiaries or (B) otherwise described in this Section 1.1(a)(ii) as Purchased Assets, other than (a) those owned or held by the Company and (b) the Excluded Assets (collectively, the “Purchased Assets”). The Purchased Assets shall include:

(A) the Contracts identified on Schedule 1.1(a)(ii)(A) (such Contracts, the “Assumed Contracts”);

(B) all Transferred Seller IP (including the right to enforce all Transferred Seller IP and the right to sue (and seek and retain damages) for infringement, misappropriation or other violation of such Transferred Seller IP);

(C) all copies of all books and records (whether in paper or electronic form) to the extent primarily related to the Business, the Purchased Assets or the Assumed Liabilities other than personnel records which Seller is required by Law to retain, which does not include, for the avoidance of doubt, any Tax Returns, books, or records relating to Income Taxes;

(D) the Service Agreements (as defined in the Business Implementation Business Transfer Agreement);

(E) all of the Personal Property listed on Schedule 1.1(a)(ii)(E);

(F) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (whether arising by counterclaim or otherwise) to the extent primarily related to the Business or the Purchased Assets in favor of any Seller, any of the Related Subsidiaries or the Business, against any Person (including any Encumbrances and other rights to payment or to enforce payment in connection with Products provided by any Seller or any Related Subsidiary on or prior to the Closing Date and all of Sellers’ and the Related Subsidiaries’ rights under warranties, indemnities and all similar rights against third parties to the extent primarily related to any Purchased Assets); provided that, for the avoidance of doubt, this clause shall not apply with respect to any claim or action relating to Taxes;

(G) the Seller Permits listed on Schedule 1.1(a)(ii)(G);

(H) the assets, properties and rights set forth on Schedule 1.1(a)(ii)(H); and

(I) all goodwill primarily related of the Business.

Section 1.2 Excluded Assets. The Purchased Assets will not include, and Sellers and the Related Subsidiaries will retain, the following properties, assets, title, interests and rights of any kind, whether tangible or intangible, real or personal, of any Seller and any of the Related Subsidiaries: (x) all assets, properties or rights of any Seller or any of the Related Subsidiaries which are not used in, not necessary for, or not primarily related to the Business, and (y) those assets, properties or rights, described below in this Section 1.2 (collectively, the “Excluded Assets”):

(a) all Cash, bank and other depositary accounts of any Seller or any of the Related Subsidiaries wherever located, including bank balances and bank accounts, monies in possession of any banks, savings and loans or trust companies and similar cash items on hand, and all accounts receivable of any Seller or any of the Related Subsidiaries relating to the Business that have accrued or relate to periods prior to the Closing other than to the extent included in Closing Working Capital;

(b) all Tax Returns of any Seller or any of the Related Subsidiaries (other than those relating solely to the Business or the Purchased Assets) that the Sellers are required by Applicable Law to retain in their possession or that relate to Income Taxes;

(c) the corporate seals, Organizational Documents, minute books, stock books, or other records having to do with the corporate organization of Sellers or any of the Related Subsidiaries;

(d) all assets of all Seller Benefit Plans and assets attributable thereto;

(e) all personnel, employee compensation, medical and benefits and labor relations records relating to the Business Employees and the Employees of Sellers and the Related Subsidiaries; provided, however, that copies of any such records relating to the Business Employees, individually or in the aggregate, will be delivered to Purchaser at Closing unless disclosure of such records would be prohibited by applicable privacy or Data Protection Laws without the individual’s consent;

(f) any right, title or interest in any form of equity or ownership in Sellers or any of the Related Subsidiaries;

(g) any and all insurance policies of any Seller and any Related Subsidiary;

(h) the rights which accrue or will accrue to Sellers under this Agreement and the Transaction Documents;

(i) all right, title, and interest in and to (i) the Seller Marks and (ii) all Intellectual Property Rights other than the Transferred Seller IP; together with the right to enforce all Intellectual Property Rights other than the Transferred Seller IP and the right to sue (and seek and retain damages) for infringement, misappropriation or other violation of such Intellectual Property Rights);

(j) the properties, assets and rights in existence on the Closing Date that are listed on Schedule 1.2(j);

(k) any refunds, claims for refunds or rights to receive refunds from any Taxing Authority or other Governmental Entity or any loss carry forwards with respect to Excluded Taxes;

(l) all assets, properties or rights of the Company which will be transferred to Purchaser by virtue of the transfer of the Membership Interests, subject to the terms and conditions set forth in this Agreement;

(m) all rights, privileges and claims under any Contract (other than an Assumed Contract) of any Seller or any Related Subsidiary, regardless of when arising;

(n) (i) all attorney-client privilege and attorney work-product protection of Sellers or associated with the Business as a result of legal counsel representing Sellers or the Business in connection with the Transactions contemplated by this Agreement or any of the Transaction Documents, (ii) all documents subject to the attorney-client privilege or work-product protection described in clause (i) of this paragraph, and (iii) all documents maintained by any Seller and any Related Subsidiary in connection with the Transactions contemplated by this Agreement or any of the Transaction Documents;

(o) all leases of real property;

(p) all furniture, fixtures, furnishings, equipment and other tangible personal property owned or leased by any Seller or any Related Subsidiary, to the extent not primarily related to the Business; and

(q) all rights, privileges and claims under the arrangements, understandings and Contracts listed on Schedule 1.2(q) (collectively, the “Shared Contracts”).

Section 1.3 Assumed Liabilities. Upon the terms and subject to the conditions set forth herein, from and after the Closing, Purchaser will assume, satisfy and discharge when due all of the Assumed Liabilities. “Assumed Liabilities” means, and is limited to the following Liabilities:

(a) all liabilities and obligations of Sellers and the Related Subsidiaries under the Assumed Contracts solely to the extent that such liabilities and obligations: (i) do not arise from or relate to any breach by any Seller or any of the Related Subsidiaries of any Assumed Contract; (ii) are required to be performed after the Closing Date and do not arise from or relate to any event, circumstance or condition occurring or existing at or prior to the Closing that, with or without notice or lapse of time or both, would constitute or result in a breach of any Assumed Contract; (iii) were incurred in the Ordinary

Course of Business, and (iv) are ascertainable (in nature and amount) solely by reference to the express terms of such Assumed Contract; provided, however, that neither Purchaser nor any of its Affiliates will assume or be obligated to discharge or perform any liability or obligation under any Assumed Contract that is a Non-Transferable Asset until such time as such Assumed Contract is deemed to have been assigned and transferred to Purchaser or its designee in accordance with Section 1.7(a);

(b) notwithstanding the foregoing, all liabilities and obligations of Seller and the Related Subsidiaries to the extent that such liabilities and obligations arise directly from or relate directly to (i) the Company’s use of the Transferred Seller IP, or (ii) the Transferred Seller IP that is incorporated into, integrated or bundled with, linked with the Products that are made available to any Top Customer or any of their Affiliates (other than pursuant to any Assumed Contract) (in each case, whether arising from or relating to any event, circumstance or condition occurring or existing prior to, on, or after the Closing);

(c) those Liabilities of any Seller or any Related Subsidiary that are listed on Schedule 1.3(c);

(d) all accounts payable, trade accounts payable and trade obligations primarily related to the Business, solely to the extent included in the Closing Working Capital;

(e) all Seller Employee Liabilities to the extent arising after the Closing Date;

(f) all Taxes to the extent arising out of or relating to the ownership, operation or conduct of the Company, the Business, or the Purchased Assets and to the extent arising after the Closing Date; and

(g) all Liabilities arising out of or related to the matter described on Schedule 1.3(g), but subject to Sellers’ obligation to indemnify Purchaser under Section 8.2(c) in accordance with the terms, conditions and limitations herein.

The obligations of Purchaser under this Section 1.3 shall not be subject to offset or reduction, whether by reason of any actual or alleged breach of any covenant or agreement contained in this Agreement, the Transaction Documents or any other agreement or document delivered in connection herewith or therewith or any right to indemnification hereunder or otherwise.

Section 1.4 Excluded Liabilities. Purchaser and its Affiliates shall have no obligations with respect to any Liabilities of Sellers or any of the Related Subsidiaries other than the Assumed Liabilities, and Sellers and the Related Subsidiaries shall remain responsible for paying, performing and discharging when due all such Liabilities, including the following (collectively, the “Excluded Liabilities”):

(a) all Liabilities of any Seller or any of Related Subsidiaries to the extent related to the operation of the Excluded Assets;

(b) all Liabilities of any Seller or any Related Subsidiaries to the extent related to the operation of any businesses carried on by any Seller or any of the Related Subsidiaries other than the Business;

(c) any Liabilities to the extent arising under any Contract (other than an Assumed Contract) of any Seller or any Related Subsidiary, regardless of when arising;

(d) all Liabilities related to the employment claim set forth in Sections 2.10 and 2.12(c) of the Disclosure Schedule; and

(e) all Excluded Taxes.

Sellers shall, and shall cause any successor(s) to, retain and be responsible for (and, to the extent such Excluded Liabilities are Liabilities of any of the Related Subsidiaries, cause the Related Subsidiaries and any successor(s) to retain, assume, satisfy and discharge when due) the Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, the term Excluded Liabilities is not intended to, and shall not, include any Liabilities of the Company.

Section 1.5 Purchase Price; Estimated Closing Statement; Closing Consideration.

(a) Purchase Price.

(i) The aggregate purchase price for the purchase of the Membership Interests and the Purchased Assets shall be (A) the assumption of the Assumed Liabilities, plus (B) the Purchase Price, subject to adjustment pursuant to Section 1.5(d) and payable in accordance with the provisions of Section 1.5(c)(ii) and Section 1.5(d)(iv).

(ii) The “Purchase Price” means (A) the Base Purchase Price, minus (B) the Closing Financial Debt, plus (C) Closing Cash, plus (D) the Closing Net Working Capital Adjustment (which may be expressed as a negative number), minus (E) the Transaction Expenses.

(b) Estimated Closing Statement. No later than two (2) Business Days before the Closing Date, Sellers shall deliver to Purchaser their good faith estimate (the “Estimated Closing Statement”) of (i) the Closing Financial Debt (the “Estimated Financial Debt”), (ii) the Closing Cash (the “Estimated Closing Cash”), (iii) the Closing Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), (iv) the Transaction Expenses (the “Estimated Transaction Expenses”), and (v) the Estimated Purchase Price calculated therefrom. “Estimated Purchase Price” means an amount equal to (A) the Base Purchase Price, minus (B) the Estimated Financial Debt, plus (C) the Estimated Closing Cash, plus (D) the Estimated Net Working Capital Adjustment (which may be expressed as a negative number), minus (E) the Estimated Transaction Expenses. The Estimated Closing Statement shall be prepared in accordance with the principles and policies described in Schedule 1.5(b) (the “Accounting Policies”).(c) Closing Purchase Price; Payment of the Closing Purchase Price.

(i) At the Closing, Purchaser shall pay or cause to be paid to Direct Seller (for Direct Seller’s own account and, at the direction of the Related Subsidiaries, for the Related Subsidiaries’ accounts), in accordance with the provisions of Section 1.5(c)(ii), an amount (the “Closing Purchase Price”) equal to (A) the Estimated Purchase Price, minus (B) the Escrow Amount.

(ii) At the Closing, Purchaser shall pay or cause to be paid to Direct Seller the Closing Purchase Price, as follows:

(A) if there was no Purchaser Share Payment Election, payment of the Closing Purchase Price by wire transfer of immediately available funds to the account designated by Direct Seller in the Estimated Closing Statement; or

(B) if, no later than ten (10) Business Days before the Closing Date, Purchaser has (i) in its sole and absolute discretion, decided to pay a portion of the Closing Purchase Price in Purchaser Shares and (ii) notified Direct Seller of such decision (a “Purchaser Share Payment Election”):

(1) delivery to Direct Seller of a number of unregistered and restricted shares of common stock of Purchaser, $0.001 par value per share (“Purchaser Shares”) equal to: (i) the Closing Purchase Price reduced on a dollar-for-dollar basis for the portion of the Closing Purchase Price paid or caused to be paid by Purchaser in cash at Closing pursuant to (B)(2) below (which cash portion shall be no less than Fifteen Million Dollars ($15,000,000)) divided by (ii) the Volume Weighted Average Stock Price (such number of Purchaser Shares delivered to Direct Seller to be rounded up to the nearest whole share), and Purchaser shall deliver evidence of the issuance of the Purchaser Shares registered in the name of Direct Seller in the non-certificated direct registry system of Purchaser’s transfer agent; provided, that, if the Purchaser Shares would constitute twenty percent (20%) or more (the “20% Threshold”) of the issued and outstanding shares of common stock of Purchaser, then the number of Purchaser Shares will be reduced to the highest amount that will not meet the 20% Threshold and the cash payment referred to in clause (2) below shall be increased on a dollar for dollar basis of such reduction in value; and

(2) payment, by wire transfer of immediately available funds to the account designated by Direct Seller in the Estimated Closing Statement, of an amount equal to (i) the Closing Purchase Price, minus (ii) the value (calculated by the Volume Weighted Average Stock Price) of the Purchaser Shares delivered pursuant to (B)(1) above).

(iii) Following the Closing and the determination of any adjustments to the Purchase Price pursuant to Section 1.5(d), Direct Seller shall disburse any amounts received for the benefit of the Related Subsidiaries to the Related Subsidiaries in a manner that is consistent with the Allocation Schedule.

(d) Purchase Price Adjustment.

(i) Within ninety (90) days after the Closing Date, Purchaser shall deliver to Sellers a closing statement (the “Closing Statement”), in a form substantially similar to the Estimated Closing Statement, setting forth in reasonable detail Purchaser’s good faith calculation and determination of the (A) the Closing Financial Debt, (B) the Closing Cash, (C) the Closing Net Working Capital Adjustment, (D) the Transaction Expenses, and (E) the Purchase Price calculated therefrom (the “Reviewed Items”). The Closing Statement shall be prepared in accordance with the Accounting Policies. If Sellers disagree with the calculation and determination of any of the Reviewed Items set forth in the Closing Statement, Sellers may, within thirty (30) days after the Sellers’ receipt of the Closing Statement, provide written notice to Purchaser setting forth Sellers’ disagreement therewith and Sellers’ calculation of the Reviewed Items that Sellers propose to adjust (such notice, a “Seller Notice of Disagreement”), which shall be prepared reasonably and in good faith by Sellers. During the thirty (30) day period following Sellers’ receipt of the Closing Statement, Sellers and their accountants shall, at Sellers’ expense, be permitted reasonable access to review the work papers, books, records and applicable personnel of the Company used in the preparation of the Closing Statement, during normal business hours at the Company’s offices, upon reasonable prior notice and solely for purposes of reviewing the Closing Statement and the Reviewed Items. Purchaser agrees that, following the Closing Date through the date that the Closing Statement becomes final and binding, it will not take or permit to be taken, any actions with respect to any accounting books, records, policies or procedures on which the Abbreviated Financials or the Closing Statement is based, that are inconsistent with the Accounting Policies or that would or would reasonably be expected to materially impede or delay the determination of the amount of the Closing Financial Debt, the Closing Cash, the Closing Net Working Capital Adjustment, the Transaction Expenses, and the Purchase Price calculated therefrom or the preparation of any Seller Notice of Disagreement or the Closing Statement in the manner and utilizing the methods provided by this Agreement. Any Seller Notice of Disagreement shall specify in reasonable detail those Reviewed Items as to which Sellers disagree, the nature and extent of such disagreement and Sellers’ resulting calculation of the Purchase Price. Sellers shall be deemed to have agreed with all other Reviewed Items contained in the Closing Statement but not reflected in the Seller Notice of Disagreement. If Seller does not deliver a Seller Notice of Disagreement within such thirty (30) day period, Sellers shall be deemed to have accepted the Closing Statement with respect to all Reviewed Items set forth therein, and the determination of the Purchase Price set forth in the Closing Statement shall be final and binding upon the Parties.

(ii) If Sellers timely deliver a Seller Notice of Disagreement, Purchaser and Sellers shall have a period of thirty (30) days from Purchaser’s receipt thereof to resolve any disagreement specified therein. Any disputed amount resolved in writing by Purchaser and Sellers during such period or at any time thereafter will become final and binding upon the Parties as of the date of such agreement. Any disputed amounts that cannot be agreed to by Sellers and Purchaser within thirty (30) days after Purchaser’s receipt of a Seller Notice of Disagreement shall be determined by the Accounting Firm. Sellers and Purchaser shall cooperate and each use commercially reasonable efforts to cause the written determination of any disputed Reviewed Item and the resulting Purchase Price by the Accounting Firm to be completed within sixty (60) days after the engagement of the Accounting Firm and such determination shall be final and binding on the Parties. The Accounting Firm shall resolve the disputed Reviewed Items based solely on the applicable definitions and other terms in this Agreement and the presentations by Purchaser and Sellers, and not by independent review. In resolving any disputed Reviewed Item, the Accounting Firm, acting in the capacity of an expert and not as an arbitrator, shall (i) limit its review to matters specifically set forth in the Seller Notice of Disagreement delivered pursuant to Section 1.5(d)(ii) as a disputed Reviewed Item (other than matters thereafter resolved by mutual written agreement of Purchaser and Sellers), (ii) further limit its review to whether the calculation of any such disputed Reviewed Item is mathematically accurate and has been prepared using the rules, definitions and accounting principles set forth in this Agreement, and (iii) not assign a value to any item greater than the greatest value for such item or less than the smallest value for such item, in each case, claimed by Purchaser in the Closing Statement or Sellers in the Seller Notice of Disagreement, as applicable. The Parties agrees they will use their commercially reasonable efforts to cause their respective independent accountants to, cooperate and assist in the preparation of the conduct of the reviews related to the Accounting Firm’s determination of disputed amounts under this Section 1.5(d)(ii), including by making available, to the extent necessary, books, records, work papers and personnel (subject to the execution of customary working papers access letters, if requested). The fees and expenses payable to the Accounting Firm in connection with resolving any dispute under this Section 1.5(d)(ii) shall be borne by Sellers, on the one hand, and by Purchaser, on the other hand, in proportion to the amounts by which their respective calculations of Purchase Price differ from the Purchase Price as finally determined by the Accounting Firm. Purchaser and Sellers agree that the procedures set forth in this Section 1.5(d)(ii) for resolving disputes with respect to the Closing Statement and the Purchase Price shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit the Parties from instituting litigation to enforce any final determination of the Purchase Price by the Accounting Firm pursuant to this Section 1.5(d)(ii) in any court of competent jurisdiction in accordance with Section 10.6. It is the intent of the Parties to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by the written agreement of Sellers and Purchaser, and Sellers and Purchaser agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 1.5(d)(ii).

(iii) Following the final determination of the Purchase Price pursuant to Section 1.5(d)(i) or Section 1.5(d)(ii), as the case may be:

(A) if the Purchase Price as finally determined is greater than the Estimated Purchase Price, Purchaser shall pay, or cause to be paid, to Direct Seller the amount (the “Excess Amount”) equal to the excess of (1) the Purchase Price as finally determined over (2) the Estimated Purchase Price; or

(B) if the Purchase Price as finally determined is lower than the Estimated Purchase Price, Direct Seller shall pay, or cause to be paid, to Purchaser, the amount equal to the excess of (1) the Estimated Purchase Price over (2) the Purchase Price as finally determined.

(iv) The payments referred to in Section 1.5(d)(iii) shall be made within five (5) Business Days of the final determination of the Purchase Price pursuant to Section 1.5(d)(i) or Section 1.5(d)(ii), as the case may be. The payment referred to in Section 1.5(d)(iii)(A) shall be made in cash by wire transfer of immediately available funds to the account designated by Direct Seller in the Estimated Closing Statement. The payment referred to in Section 1.5(d)(iii)(B) shall be made in cash by wire transfer of immediately available funds to the account designated by Purchaser in the Estimated Closing Statement.

(v) Any payments made pursuant to Section 1.5(d)(iii) and Section 1.5(d)(iv) shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 1.6 Allocation of Purchase Price; Withholding.

(a) Allocation. The Parties acknowledge that Purchaser’s acquisition of all the Membership Interests shall be treated for federal income tax purposes as the purchase by Purchaser of all the assets of the Company. The Parties agree that the Purchase Price shall be allocated among the assets of the Company and the Purchased Assets (including any Assumed Liabilities and any other amounts constituting consideration for U.S. federal income tax purposes) in accordance with Section 1060 of the Code (the “Allocation Schedule”), provided that the Allocation Schedule shall allocate at least 95% of the Purchase Price (including any Assumed Liabilities and any other amounts constituting consideration for U.S. federal income tax purposes) to the assets of the Company. A draft of the Allocation Schedule shall be prepared by Purchaser and delivered to Sellers within ninety (90) days following the Closing Date. If Sellers notify Purchaser in writing that Sellers object to one or more items reflected in the Allocation Schedule, the Parties shall use their reasonable best efforts for a period of thirty (30) days from the date of receipt by Purchaser of any such written notice of Sellers to resolve any disagreements with respect to the draft Allocation Schedule. If the Parties are unable to resolve such disagreement within such thirty-day period, determination of the final Allocation Schedule shall be made by the Accounting Firm within sixty (60) days of receipt of written submissions from each of Sellers and Purchaser regarding its own proposed Allocation Schedule. The Accounting Firm will make a final, conclusive and binding determination based on the written submissions supplied by the parties and pursuant to applicable Law, provided that such determination shall allocate at least 95% of the Purchase Price (including any Assumed Liabilities and any other amounts constituting consideration for U.S. federal income tax purposes) to the assets of the Company. Each of Sellers and Purchaser shall be responsible for and pay one-half of any and all fees and expenses of the Accounting Firm incurred pursuant to this Section 1.6. Purchaser and Sellers shall file (and, as applicable, cause their respective Affiliates to file) all Tax Returns (including IRS Form 8594, any amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Upon any adjustment to the Purchase Price (including by reason of any indemnification payments made under Section 5.4 and ARTICLE VIII), the Allocation Schedule shall be revised in a manner consistent with the final Allocation Schedule. Neither Purchaser nor Sellers will, and Sellers shall cause the Related Subsidiaries not to, file any Tax Return or other document with, or make any statement or declaration to, any Governmental Entity that is inconsistent with the Allocation Schedule (as it may be updated from time to time pursuant to this Section 1.6) except as otherwise required as a result of a “determination,” within the meaning of Code Section 1313(a).

(b) Withholding. Purchaser and its designees will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to the Transaction Documents to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law or under any other Applicable Law. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 1.7 Non-Transferable Assets.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Purchased Asset is not assignable or transferable (each, a “Non-Transferable Asset”) without a Consent, and any such Consent is not obtained on or prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Transferable Asset, and Purchaser will not assume Sellers’ (and/or, as applicable, the relevant Related Subsidiaries’) rights or obligations under such Non-Transferable Asset (and such Non-Transferable Asset will not be included in the Purchased Assets, other than for the purposes of the representations and warranties), the Closing shall proceed in accordance with this Agreement, subject to the satisfaction of the conditions set forth in ARTICLE VI, and Purchaser shall pay the full Estimated Purchase Price at Closing without the sale, assignment, conveyance, transfer or delivery of such Non-Transferable Assets, and instead Sellers will use their commercially reasonable efforts to obtain any such Consent as soon as reasonably practicable after the Closing Date and thereafter Sellers will transfer and assign (or cause to be transferred and assigned) to Purchaser such Non-Transferable Assets for no additional consideration. Prior to any such assignment or transfer, such Non-Transferable Assets will be held, as of and from the Closing, in trust for the use and benefit of Purchaser by Sellers and/or the applicable Related Subsidiaries. Following any such assignment or transfer, such Non-Transferable Assets will be deemed Purchased Assets for purposes of this Agreement.

(b) Pending, or in the absence of, such authorization, approval, consent, negative clearance or waiver, the parties hereto shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser the economic claims, rights and benefits and liabilities of use of such Assumed Contract, Permit or right and Seller shall continue to perform such Contracts or comply with the terms of such Permits or rights upon the direction of Purchaser.

Section 1.8 Escrow.

(a) The Escrow Amount will be deposited by Purchaser at Closing and held in an escrow account managed by the Escrow Agent, pursuant to an escrow agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”) to be executed and delivered by Sellers, Purchaser and the Escrow Agent at Closing. The costs and fees to be charged by the Escrow Agent shall be shared equally between Purchaser and Sellers. The Escrow Amount shall be available to satisfy any indemnity claims made by, and determined in favor of, Purchaser pursuant to, and subject to the terms of, Section 5.4 and/or ARTICLE VIII.

(b) On the date that is twelve (12) months after the Closing Date (the “First Anniversary Release Date”), the Escrow Agent shall unconditionally release to Direct Seller (who shall disburse any amounts received for the benefit of the Related Subsidiaries in the manner described in Section 1.5(c)(iii)) an amount equal to:

(i) If, prior to the First Anniversary Release Date, there has not been a Claim Final Resolution, (A) fifty percent (50%) of the Escrow Amount deposited by Purchaser at Closing on the Escrow Account, minus (B) any amounts previously released from the Escrow Account to Purchaser, minus (C) an amount (the “Pending Claim Amount”) equal to any then pending and unresolved claims for indemnification under Section 5.4 and ARTICLE VIII for which notice has been provided to Sellers in accordance with Section 5.4 and/or ARTICLE VIII, as applicable; or

(ii) if, prior to the First Anniversary Release Date, there has been a Claim Final Resolution, (A) the remainder of the Escrow Amount on the Escrow Account, minus (B) any Pending Claim Amount.

(c) Following a final and non-appealable conclusion, settlement or abandonment of the Identified Claim (a “Claim Final Resolution”) occurring on or after the First Anniversary Release Date, the Escrow Agent shall unconditionally release to Sellers an amount equal to (i) the remainder of the Escrow Amount on the Escrow Account, minus (ii) any Pending Claim Amount.

(d) To the extent there is a Pending Claim Amount at the time of any release from the Escrow Account, such Pending Claim Amount shall be retained by the Escrow Agent in accordance with the Escrow Agreement until Final Determination of the amount of Loss relating to the claims to which such amount relates (at which time such amount shall be disbursed in accordance with such Final Determination).

Section 1.9 Earn-Out.

(a) If, during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “Earn-Out Period”), Purchaser or any of its Affiliates (including, after the Closing, the Company) or their respective Representatives, (i) renews or extends the Term (as such term is defined in that certain contract set forth in the Earn-Out Customer Agreement) of the Earn-Out Customer Agreement, or (ii) initiates a substantially similar business relationship (whether by contract or otherwise) with such party under the Earn-Out Customer Agreement, or any of its United States based Affiliates, as that currently conducted between the Company and such customer pursuant to the Earn-Out Customer Agreement, Purchaser shall pay or cause to be paid to Direct Seller (who shall disburse any amounts received for the benefit of the Related Subsidiaries in the manner described in Section 1.5(c)(iii)), an amount not to exceed Fourteen Million Dollars ($14,000,000) (the “Earn-Out Payment”), without reduction or set-off of any kind, in accordance with the schedule set forth in Section 1.9(a) of the Disclosure Schedule; provided however, any amounts paid to Direct Seller under Section 1.9(b) below shall reduce the amount of the Earn-Out Payment due hereunder, if any, dollar for dollar. Purchaser shall make such payment within five (5) Business Days of the execution of such renewal, extension or initiation, in cash by wire transfer of immediately available funds to the bank accounts designated by Direct Seller in writing.

(b) Additionally, during the period beginning on the Closing Date and ending on the one year anniversary of the Closing Date or until the circumstances described in clause (i) or (ii) above occur (whichever occurs first), Purchaser shall pay to Direct Seller (who shall disburse any amounts received for the benefit of the Related Subsidiaries in the manner described in Section 1.5(c)(iii)) an amount equal to seventy five percent (75%) of the gross revenues earned by Purchaser (or the relevant Affiliate) (without reduction or set-off of any kind) in respect of the Earn-Out Customer Agreement. Purchaser shall make each such payment within five (5) Business Days following the end of each calendar quarter, in cash by wire transfer of immediately available funds to the bank accounts designated by Direct Seller in writing.

(c) From the Closing Date until the expiration of the Earn-Out Period, Purchaser shall not intentionally circumvent the provisions of this Section 1.9 or otherwise engage in any acts that constitute bad faith the purpose of which is to cause (i) the failure of the satisfaction of the Earn-Out Payment, or (ii) a reduction of the Earn-Out Payment. Notwithstanding the above, Purchaser (and its Affiliates) shall have no obligation to seek, renew or enter into a customer relationship with the customer to the Earn-Out Customer Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the corresponding sections or subsections of the Disclosure Schedule (the disclosures in each section of which qualify only (i) the specifically identified Sections or subsections of this Agreement to which such disclosure schedule relates and (ii) such other Sections and subsections of this Agreement for which it is readily and objectively apparent from a reading of the disclosure (without reference to any document disclosed therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such disclosure is applicable to such other Sections or subsections), Sellers hereby, upon the execution of this Agreement, represent and warrant to Purchaser as follows:

Section 2.1 Organization and Qualification.

(a) Parent is a public company limited by shares, duly organized, validly existing and in good standing under the laws of England and Wales and has the requisite corporate power and authority to own, lease and operate all of the Purchased Assets owned, leased, or operated by it and to carry on the Business as currently conducted. Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the Purchased Assets owned, leased or operated by it or the nature of the Business, as currently conducted, makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Parent has all requisite power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is, or will be at Closing, a party and to consummate the Transactions and perform the obligations contemplated hereby and thereby.

(b) Direct Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own the Membership Interests and to own, lease and operate all of the Purchased Assets owned, leased, or operated by it and to carry on the Business as currently conducted. Direct Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the Purchased Assets, owned, leased or operated by it or the nature of the Business, as currently conducted, makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Direct Seller has all requisite power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is, or will be at Closing, a party and to consummate the Transactions and perform the obligations contemplated hereby and thereby.

(c) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to enable it to own or lease and to operate its properties and assets and carry on its business as currently and historically conducted. The Company is duly qualified or licensed as a foreign company to do business, and is in good standing, in each jurisdiction where the character of the assets and properties, owned, leased or operated by it or the nature of the Business, as currently or historically conducted, makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Company has all requisite power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is, or will be at Closing, a party and to consummate the Transactions and perform the obligations contemplated hereby and thereby.

(d) A complete and correct list of all Subsidiaries of Sellers (other than the Company) primarily related to, or involved in, the operation of the Business or the ownership or operation of any of the Purchased Assets (such Subsidiaries, the “Related Subsidiaries”) and their respective jurisdictions of incorporation or formation is set forth in Section 2.1(d) of the Disclosure Schedule. Each of the Related Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority to own, lease and operate all of the Purchased Assets owned, leased or operated by it and to carry on the Business as currently conducted by it. Each of the Related Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the Purchased Assets owned, leased or operated by it or the nature of the Business makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Each of the Related Subsidiaries has all requisite power and authority to execute, deliver and perform all Transaction Documents to which it is, or will be at Closing, a party and to consummate the Transactions and perform the obligations contemplated thereby.

Section 2.2 Authorization; Enforceability; No Breach; Consents

(a) This Agreement has been duly executed and delivered by each Seller. The execution, delivery and performance by each Seller and each of the Related Subsidiaries of this Agreement and the other Transaction Documents to which it is, or will be at Closing, a party (as applicable), and the consummation of the Transactions and have been duly and validly authorized by all requisite actions and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents, to consummate the Transactions and to perform their obligations hereunder and thereunder. Assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of each Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

(b) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is, or will be at Closing, a party, and the consummation of the Transactions have been duly and validly authorized by all requisite limited liability company actions and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents, to consummate the Transactions, and to perform its obligations hereunder and thereunder. Assuming that this Agreement and the other Transaction Documents are a valid and binding obligation of the other parties hereto and thereto, each of this Agreement and the other Transaction Documents constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(c) Except as set forth on Section 2.2(c) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the other Transaction Documents by Sellers, the Company and, as applicable, the Related Subsidiaries does not, and the consummation of the Transactions will not, (i) assuming that each of the Consents, authorizations and approvals referred to in Section 2.2(d) of the Disclosure Schedule (and any condition precedent to any such consent, authorization or approval has been satisfied) are obtained and each of the notices and filings referred to in Section 2.2(d) of the Disclosure Schedule are made and any applicable waiting periods referred to therein have expired, violate, in any material respect, any Law or Order applicable to Sellers, the Company or, as applicable, any Related Subsidiary, (ii) violate the provisions of Sellers’, the Company’s, or the Related Subsidiaries’ Organizational Documents, or (iii) result in any material breach or acceleration of, give rise to a right of termination, cause the forfeiture of any material right, require consent or notice, constitute a material default under, violate or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any assets of the Company, Purchased Asset or any of the Membership Interests, under any Material Contract to which any Seller, the Company or any Related Subsidiary is a party or any material Permit of any Seller, the Company or any Related Subsidiary, except in the case of clauses (i) and (iii) that have not had a Material Adverse Effect.

(d) Except as set forth on Section 2.2(d) of the Disclosure Schedule, none of Sellers, the Company and the Related Subsidiaries is required to obtain any Consent, approval or authorization of any Governmental Entity or submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by any of them of this Agreement and/or the other Transaction Documents, as applicable, or the consummation of the Transactions, except where the failure to obtain such Consent, approval or authorization or submit such notice, report or filing, would not have a Material Adverse Effect.

Section 2.3 No Subsidiaries. The Company does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other Equity Securities or equity ownership interest in any other Person.

Section 2.4 Membership Interests.

(a) The Membership Interests constitute all of the Company’s issued and outstanding Equity Securities as of the date hereof and as of the Closing Date. The Direct Seller is the sole record owner of the Membership Interests and owns such Membership Interests free and clear of all Encumbrances (other than restrictions imposed by state and federal securities laws). All of the Membership Interest issued and outstanding have been duly authorized and are validly issued, fully paid and nonassessable. None of the Membership Interests were issued in violation of any Contract to which a Seller or the Company is or was a party, or is or was subject to, or in violation of any preemptive or similar rights of any Person.

(b) Except for the Membership Interests, the Company does not have any other membership interests or other Equity Securities authorized, issued or outstanding, and there are no

Contracts, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company.

Section 2.5 Compliance with Applicable Law; Permits.

(a) Except as set forth in Section 2.5(a) of the Disclosure Schedule, with respect to the ownership of the Membership Interests, the conduct or operation of the Business (including the Company’s business) and/or the ownership or use of the Purchased Assets, (i) each Seller, the Company and each of the Related Subsidiaries are in compliance with all Applicable Laws in all material respects, (ii) none of Seller, the Company and the Related Subsidiaries has received any written notice, Order, complaint or other communication that any Seller, the Company or any of the Related Subsidiaries is not in material compliance with any Applicable Law and (iii) none of the Sellers, the Company and the Related Subsidiaries has received any written notice of, or is subject to, any pending and or threatened Action, investigation or review by any Governmental Entity regarding a material violation of any Applicable Law by any Seller, the Company or any Related Subsidiaries.

(b) Sellers, the Company and each of the Related Subsidiaries are in possession of, and in compliance in all material respects with all material Permits necessary or appropriate for each Seller, the Company and each of the Related Subsidiaries to lawfully own, lease and operate the Purchased Assets and to lawfully carry on the Business (including the Company’s business), as currently conducted (the “Seller Permits”). Each such Seller Permit is valid and in full force and effect, except as would not have a Material Adverse Effect. None of Sellers, the Company and any of the Related Subsidiaries has received any written notice of, and to the Knowledge of Sellers, there has not occurred, is not pending and is not threatened, any suspension, cancellation, modification, revocation or nonrenewal of any Seller Permit, except as would not have a Material Adverse Effect.

Section 2.6 Financial Statements. Complete copies of the Abbreviated Financials have been delivered to Purchaser. The Abbreviated Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the period(s) involved. The Abbreviated Financials are complete and correct in all material respects, are based on the books and records of Sellers, the Company, and the Related Subsidiaries and fairly present the financial condition of the Company and the Business as of the respective dates they were prepared and the results of the operations of the Company and the Business for the periods indicated.

Section 2.7 No Undisclosed Liabilities. Except as and to the extent adequately accrued or reserved against in the Abbreviated Financials, the Company has no Liability of any nature, and Sellers and the Related Subsidiaries have no Liability or obligation of any nature relating to the Business or the Purchased Assets, except for Liabilities (i) not required by GAAP or IFRS, as applicable, to be reflected in a balance sheet of Sellers, the Company and/or the Related Subsidiaries or disclosed in the notes thereto, (ii) incurred in the Ordinary Course of Business since the January 1, 2021, that, individually or in the aggregate, are not material, (iii) expressly permitted or contemplated by this Agreement, or (iv) as set forth in Section 2.7 of the Disclosure Schedule.

Section 2.8 Absence of Changes. Since December 31, 2020: (a) the Company has conducted its business, and Sellers and the Related Subsidiaries have conducted the Business, only in the Ordinary Course of Business; and (b) there has not been any event, condition, circumstance, development, change or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 2.9 Title; Sufficiency; Condition of Assets.

(a) The Company has good, valid and marketable title to, or in the case of leased properties and tangible assets, a valid leasehold interest in, all tangible property and other tangible assets reflected in the Abbreviated Financials or acquired after December 31, 2020, other than tangible properties and tangible assets sold or otherwise disposed of in the Ordinary Course of Business since December 31,

2020. All such tangible properties and tangible assets (including leasehold interests) are free and clear of Encumbrances of any kind or nature, except (x) Encumbrances set forth in Section 2.9(a)(1) of the Disclosure Schedule and (y) Permitted Encumbrances. Sellers and the Related Subsidiaries (i) have good, valid and marketable title to, or in the case of leased tangible assets, valid leasehold interests in and (ii) have the unrestricted power and right to sell, assign and deliver, the Purchased Assets, subject to any third party consents disclosed in the Disclosure Schedules hereto. The tangible Purchased Assets are free and clear of all Encumbrances of any kind or nature, except (i) Encumbrances set forth in Section 2.9(a)(1) of the Disclosure Schedule and (ii) Permitted Encumbrances.

(b) Except as set forth in Section 2.9(b) of the Disclosure Schedule, the properties, rights, and assets owned by, and Contracts of, the Company and Purchased Assets, together with (i) the Intellectual Property Rights licensed to the Company, (ii) the Avast Code licensed to the Purchaser under the Companion License Agreement, and (iii) the Transition Services, constitute all of the material properties, rights, Contracts, and other tangible and intangible assets (including Intellectual Property Rights) necessary to enable Purchaser to own and use the Purchased Assets and enable the Purchaser and the Company to conduct the Business (including the Company’s business) in all material respects in the manner in which such Business is currently being conducted.

(c) All tangible material assets and properties which are part of the Purchased Assets or owned by the Company are in good operating condition and repair, ordinary wear and tear excepted, in all material respects.

Section 2.10 Litigation. Except as set forth in Section 2.10 of the Disclosure Schedule, as of the date hereof, none of Sellers, the Company and the Related Subsidiaries has received any written notice of, and there is not pending and, to the Knowledge of Sellers, is not threatened, any material Action (i) against the Company or (ii) against any Seller or any of the Related Subsidiaries, to the extent related to the Business, Purchased Assets or the Membership Interests. Except as set forth in Section 2.10 of the Disclosure Schedule, as of the date hereof, none of Sellers, the Company and the Related Subsidiaries has received any written notice of, and, to the Knowledge of Sellers, there does not exist, any outstanding material Order of, or pending or threatened material investigation by, any Governmental Entity against or relating to (a) the Company or Membership Interests or (b) any Seller or any Related Subsidiary relating to the Business.

Section 2.11 Employee Benefits Matters.

(a) Section 2.11(a) of the Disclosure Schedule contains a true and complete list of each material Benefit Plan. “Benefit Plan” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Seller, the Company, any Related Subsidiary or any of their ERISA Affiliates, in each case, for the benefit of any Employee or Business Employee or any spouse or dependent of any such individual, or under which the Company has or would reasonably be expected to have any Liability, or with respect to which Purchaser or any of its Affiliates (including, after the Closing, the Company) would reasonably be expected to have any Liability, contingent or otherwise. Sellers have separately identified in Section 2.11(a) of the Disclosure Schedule each material Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company, any Related Subsidiary or any of their ERISA Affiliates, in each case, primarily for the benefit of Employees or Business Employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b) With respect to each Benefit Plan, Sellers have made available to Purchaser accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks and any other material written correspondence with any Governmental Entity relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the three most recently filed Forms 5500, with all corresponding schedules and financial statements attached; and (vii) ; and copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Entity relating to the Benefit Plan.

(c) Each Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms and Applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of Sellers, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan in any material respect. To the Knowledge of Sellers, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company, or, with respect to any period on or after the Closing Date, Purchaser or any of its Affiliates (including the Company), to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d) No Benefit Plan is, or has at any time within the past six (6) years, been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, and neither the Company, nor any ERISA Affiliate has within the past six (6) years maintained, established, participated in or contributed to, or has been obligated to contribute to, or has otherwise incurred any obligation or Liability under any multiemployer plan within the meaning of Section 3(37) of ERISA. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(e) No Benefit Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) Other than as required under Sections 601 to 608 of ERISA or other Applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual, and the Company has no material Liability to provide post-termination or retiree health benefits to any individual.

(g) There is no pending or, to the Knowledge of Sellers, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Entity.

(h) Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company has no obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i) Neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any Employee or Business Employee to severance pay; (ii) accelerate the time of payment, funding or vesting, or material increase the amount of compensation (including stock-based compensation) due to any such individual under any Benefit Plan; (iii) limit or restrict the right of the Company to merge, materially amend, or terminate any of its Benefit Plans; (iv) materially increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code for any taxes imposed under Section 4999 of the Code.

Section 2.12 Employment Matters.

(a) Sellers have delivered to Purchaser a true, correct and complete list of all persons who are current Company Employees or Business Employees as of the date hereof, including any such Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) identity of the employer; (iv) hire or retention date; (v) current annual base compensation rate or contract fee; (vi) commission, bonus or other incentive-based compensation; and (vii) a description of the fringe benefits provided to each such individual as of the date hereof.

(b) The Company is not, and with respect to the Business Employees, Sellers and the Related Subsidiaries are not, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not any Union representing any Employee of the Company or the Business Employees, and, to the Knowledge of Sellers, no Union or group of Employees and/or the Business Employees is seeking or, within the past three (3) years, has sought to organize employees for the purpose of collective bargaining. In the past three (3) years, there has not been any material strike, slowdown, work stoppage, lockout, or other material labor disruption or collective labor dispute affecting the Company, the Business or any of Employees, or to the Knowledge of Sellers, threatened, which, in each case, could, individually or in the aggregate, interfere in any material respect with the business activities of the Company or the Business. Sellers, the Company and the Related Subsidiaries have no duty to bargain with any Union.

(c) Except as set forth in Section 2.12(c) of the Disclosure Schedule, the Company is and has been in the past three (3) years in compliance with Applicable Laws, in all material respects, pertaining to employment and employment practices to the extent they relate to Employees, volunteers, and interns of the Company or the Business, including Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick and other leave and unemployment insurance. There are no material Actions against the Company pending, or to the Knowledge of Sellers, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, Employee, volunteer, or intern of the Company or the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick and other leave, unemployment insurance or any other employment related matter arising under Applicable Laws.

Section 2.13 Real Property. Neither any Seller nor any of the Related Subsidiaries has, or has ever had, an ownership interest in any real property which is a Purchased Asset. The Company does not have, and has never had, any ownership interest in any real property. Neither any Seller nor any of the Related Subsidiaries holds a real property leasehold interest which is a Purchased Asset. The Company does not lease any real property.

Section 2.14 Environmental Matters.

(a) The Company and, with respect to the Business and the Purchased Assets, Sellers and the Related Subsidiaries, are in compliance with all applicable Environmental Laws, in all material respects. To the Knowledge of Sellers, none of the properties leased and operated by the Business (including the Company’s business) are contaminated with any Hazardous Substance. The Company has not, and with respect to the Business and the Purchased Assets, neither any Seller nor any of the Related Subsidiaries has received, any written notice, letter or request for information stating that it may be in material violation of Environmental Laws.

(b) The Company, and with respect to the Business and the Purchased Assets, Sellers and the Related Subsidiaries, possess and are in compliance, in all material respects, with all material certificates, registrations, permits, licenses and other authorizations required under any applicable Environmental Law (“Environmental Permits”).

Section 2.15 Intellectual Property.

(a) Generally.

(i) Registered IP. Section 2.15(a)(i) of the Disclosure Schedule sets forth a complete and correct list of all Registered Seller/Company Intellectual Property, in each case listing, as applicable, (A) the name of the current owner, (B) the jurisdiction where the application or registration has been registered or filed (or, for domain names, the applicable registrar), (C) the application or registration number, and (D) the filing date or issuance, registration or grant date.

(ii) Invention Assignments. Except as would not reasonably be expected to have a material impact on the Business, taken as a whole, each current or former employee or contractor of a Seller, the Company, or one of the Related Subsidiaries, as applicable, who contributed to the creation, development or invention of any Transferred Seller IP or Company IP, has executed a valid written agreement that: (A) assigns to such Seller, Company or Related Subsidiary, as applicable, all such Transferred Seller IP or Company IP or that otherwise appropriately protects such Transferred Seller IP or Company IP (or all such Transferred IP or Company IP vested in a Seller, the Company or one of the Related Subsidiaries by operation of Law); and (B) obligates such Employee not to use or disclose any confidential or proprietary information of such Seller, Company or Related Subsidiary, as applicable except as authorized by such Seller, Company or Related Subsidiary, as applicable. Except as would not reasonably be expected to have a material impact on the Business, taken as a whole, there is no Patent, Copyright or other Intellectual Property Right included in the Transferred Seller IP or Company IP that is owned by a current or former employee or contractor of a Seller, the Company, or one of the Related Subsidiaries.

(iii) Recordation. Except as set forth in Section 2.15(a)(iii) of the Disclosure Schedule, all necessary registration, maintenance, renewal and filing fees due through the date hereof with respect to material Registered Seller/Company Intellectual Property have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name, or other authorities in the U.S. or foreign jurisdictions, as the case may be, for the purpose of maintaining such Intellectual Property Right in full force and effect.

(iv) Trade Secrets. Each of Sellers, the Company and the Related Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of, and otherwise protect their rights in, the confidential information and Trade Secrets included in the Transferred Seller IP or Company IP.

Each of Sellers, the Company and the Related Subsidiaries has taken commercially reasonable steps to protect the confidentiality of any confidential information or Trade Secrets of third parties used in connection with the Business (including the Company’s business) and in their possession or control. To the Knowledge of Sellers, there has been no disclosure by any Seller, the Company or any of the Related Subsidiaries of any material Trade Secrets included in the Transferred Seller IP or Company IP that has compromised the status thereof as Trade Secrets.

(b) Valid and Enforceable. To the Knowledge of Sellers, all of the Registered Seller/Company Intellectual Property is valid, subsisting and enforceable. None of Sellers, the Company and the Related Subsidiaries has received any written notice or written claim challenging the validity or enforceability of any Registered Seller/Company Intellectual Property. No Patent or Trademark owned by the Company, any Seller, or any of the Related Subsidiaries and included in the Transferred Seller IP or Company IP, is subject to any compulsory license.

(c) Transferred Seller IP; Company IP.

(i) Ownership. Except as set forth in Section 2.15(c)(i) of the Disclosure Schedule: (i) together, Sellers and the Related Subsidiaries solely and exclusively own all right, title and interest in and to the Transferred Seller IP, free and clear of all Encumbrances (other than Permitted Encumbrances); (ii) the Company solely and exclusively owns all right, title and interest in and to the Company IP, free and clear of all Encumbrances (other than Permitted Encumbrances); (iii) none of Sellers, the Company and the Related Subsidiaries has received any written notice or written claim challenging their ownership of any Transferred Seller IP or Company IP, as applicable, and (iv) to the Knowledge of the Sellers and except as would not reasonably be expected to have a material impact on the Business, taken as a whole, no Seller Marks are currently used in the Business as currently conducted.

(d) Products. Section 2.15(d) of the Disclosure Schedule lists each Product and sets forth a complete and correct list and description of all material items of Software (other than Open Source Software) that is owned by a third Person and incorporated into, integrated or bundled with, linked with, such Products.

(e) Open Source and Related Matters.

(i) Open Source Compliance. Each of Sellers, the Company and the Related Subsidiaries have taken commercially reasonable steps, including by implementing and enforcing commercially reasonable policies in accordance with industry standards, to identify and regulate the use, modification, and distribution of Open Source Software in connection with the Business (including the Company’s business), the Owned Avast Code, the Products and any Seller/Company Software in compliance with the applicable licenses.

(ii) No Open Source Contamination. To the Knowledge of Sellers, none of Sellers, the Company and the Related Subsidiaries has incorporated Open Source Software into, or combined, bundled, linked or distributed any Open Source Software with, any Products or other Seller/Company Software or the Owned Avast Code in any manner that: creates or imposes, or could create or impose, any obligations or conditions for any Seller, pursuant to the terms of the applicable license to such Open Source Software, and solely with respect to the manner in which the Sellers, the Company and the Related Subsidiaries have used such Open Source Software and distributed such Products or other Seller/Company Software or the Owned Avast Code on or prior to the date of this Agreement, obligations for the Sellers, the Company and the Related Subsidiaries to license or distribute any source code of any Products or other Seller/Company Software (other than any Open Source Software included therein) or Owned Avast Code (other than any Open Source Software included therein) to third parties, or grants, or purports to grant, to any third Person, any licenses, rights, or immunities under the Products or other Seller/Company Software or the Owned Avast Code.

(f) No New Obligations on Purchaser Due to Transactions. To the Knowledge of Sellers, neither the execution, delivery and performance of any of the Transaction Documents or such other agreements, documents and instruments required hereunder to be executed and delivered after the date hereof, nor the consummation of the Transactions will, in and of itself and not taking into any Contract to which Purchaser or any of its Affiliates is a party or otherwise bound, cause or require Purchaser, the Company or any of its Affiliates to (A) grant to any Person any license, sublicense, covenant not to sue, immunity, release, waive or other right with respect to or under any of Purchaser’s, the Company’s or its Affiliates’ Intellectual Property Rights or (B) be obligated to pay any royalties or other amounts, or offer any discounts, to any other Person.

(g) Standards-Setting Organizations, SIGs, Consortia. Section 2.15(g) of the Disclosure Schedule contains a complete and correct list of each standards-setting organization, industry body, consortium, or other multi-party special interest group that requires that the Company or, in connection with the Business, any Seller or any of the Related Subsidiaries, to grant or offer to any other Person any license or right to any Intellectual Property Rights, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Entity (each, a “SIG”). None of Sellers, the Company, and the Related Subsidiaries has made any contribution or disclosure to any SIG under or pursuant to any Contract that purports to license or potentially license any Transferred Seller IP or Company IP as a result of any contribution or disclosure to or participation in any SIG.

(h) Government and Institutional Contracts. Except as set forth in Section 2.15(h) of the Disclosure Schedule, no government funding and no facilities of a university, college, other educational institution or research center were used in the creation, invention or development of any Seller/Company Software, other Company IP or other Transferred Seller IP, in each case where, as a result of such funding or the use of such facilities, such entity has any rights in any Intellectual Property Right included in the Seller/Company Software, other Company IP or other Transferred Seller IP.

(i) Litigation and Claims.

(i) No Infringement. To the Knowledge of Sellers, the Business (including the Company’s business) as currently conducted by Sellers, the Company, and/or any of the Related Subsidiaries, including the manufacture, import, export, promotion, marketing, sale, distribution, use or other exploitation of any Owned Avast Code, Products, Company IP or Transferred Seller IP thereby in the Business: (A) does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any third party, and (B) has not in the past six (6) years infringed, misappropriated, or otherwise violated any Intellectual Property Rights of any third party. Except as set forth in Section 2.15(i)(i) of the Disclosure Schedule, no Action has been initiated or is pending against (and no written notice of any Action has been received by) any Seller, the Company or any of the Related Subsidiaries, alleging that any of them in the conduct of the Business, or that of any Owned Avast Code, Product, Company IP or Transferred Seller IP, has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any third party. None of Sellers, the Company, and the Related Subsidiaries has received any unsolicited written request, demand or invitation to take a license with respect to any Owned Avast Code, Products, Company IP or Transferred Seller IP under any Patents owned or controlled by a third party.

(ii) No Orders. No Transferred Seller IP or Company IP is subject to any outstanding Order restricting the use or other practice or exploitation thereof or restricting the sale, transfer, assignment or licensing thereof.

(iii) No Trade Secret Violations. To the Knowledge of Sellers, there has been no misappropriation or unauthorized disclosure of any material Trade Secret included in the Transferred Seller IP or Company IP, or breach of any obligations of confidentiality with respect to any such material Trade Secrets.

(iv) No Infringement by Third Parties. Except as set forth in Section 2.15(i)(iv) of the Disclosure Schedule, to the Knowledge of Sellers, no third party is infringing, misappropriating, or otherwise violating or has in the past six (6) years infringed, misappropriated, or otherwise violated any Intellectual Property Rights included in the Owned Avast Code, Transferred Seller IP or Company IP, and no such claims for any of the foregoing have been brought or threatened in writing by any Seller, the Company, or any of the Related Subsidiaries against any third party.

(j) Software. Other than Open Source Software, Software in the public domain, or material Software licensed from a third party and set forth in Section 2.15(d) of the Disclosure Schedule, no Seller/Company Software contains any programming code that is owned (or claimed to be owned) by any third party.

(k) Performance of Existing Products. The Products as of the date hereof perform substantially in accordance with the material functional specifications and documentation provided to customers of the Business as of such date.

(l) Source Code; Documentation. Except as set forth in Section 2.15(l) of the Disclosure Schedule, none of Sellers, the Company and the Related Subsidiary has provided or made available or is required to provide or make available to any third party (and no third party has any access to) any source code of any Seller/Company Software or Products, in each case, other than employees, consultants, contractors and other service providers in the ordinary course of business and subject to standard confidentiality obligations. None of Sellers, the Company and the Related Subsidiary is required to grant to any third party any license or other rights under any Intellectual Property Rights in or to any source code of the Seller/Company Software or Products, and no event has occurred, and no circumstances or conditions exist, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in (or has resulted in) the disclosure or delivery by any Seller, the Company or any of the Related Subsidiaries (or any Person acting on behalf of any of them) to any third party of any source code of any Seller/Company Software or Products, other than disclosures to employees, consultants, contractors and other service providers in the ordinary course of business and subject to standard confidentiality obligations. Each of Sellers, the Company and the Related Subsidiaries has taken commercially reasonable actions to document the Seller/Company Software and Products as of the date hereof and the operation thereof, such that the materials comprising such Products, including the source code and documentation for any Seller/Company Software incorporated therein, have been written in a manner such that they may be understood, modified and maintained by reasonably competent programmers or other applicable personnel. The Seller/Company Software uses version control processes has been maintained in accordance with generally accepted industry standards.

(m) Systems. Except as set forth in Section 2.15(m) of the Disclosure Schedule, the Systems included in the Purchased Assets are reasonably sufficient for the existing and currently anticipated needs of each Seller, the Company and each the Related Subsidiaries. Such Systems are maintained and in good working condition and have functioned consistently and accurately in all material respects since being installed. Each Seller, the Company and each the Related Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to: (i) protect the Systems from Contaminants and (ii) provide for the remote-site back-up of data and information critical to each Seller, the Company and each the Related Subsidiaries in a commercially reasonable attempt to avoid disruption or interruption to the Business (including the Company’s business). There has been no failure, breakdown or continued substandard performance of such Systems in any material respect that has caused a disruption or interruption in or to any customer’s use of the Systems or the operation of the Business (including the Company’s business). Each Seller, the Company and each the Related Subsidiaries have in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans and procedures with respect to the Business (including the Company’s business) and/or the Purchased Assets.

(n) Vulnerabilities; Viruses. Except as set forth in Section 2.15(n) of the Disclosure Schedule, each Seller, the Company and each the Related Subsidiaries have used commercially reasonable measures to secure all Systems used in the Business (including the Company’s business) and Products prior to deploying it or making it available and has made patches and updates to those Systems related to the Business (including the Company’s business) and Products in accordance with industry standards. To the Knowledge of Sellers, no Systems included in the Purchased Assets or Software included in the Transferred Seller IP or Company IP or Products contain any Contaminants or other vulnerabilities, faults or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(o) Data Protection. Except as set forth in Section 2.15(o) of the Disclosure Schedule: (i) the Sellers, the Company and the Related Subsidiaries have, in connection with the Business, implemented commercially reasonable policies regarding the collection, processing and disclosure of Personal Data; (ii) to the Knowledge of the Sellers, Sellers, the Company and the Related Subsidiaries are in material compliance with all applicable contractual obligations (including the Privacy Policy of each and the privacy policies and privacy obligations of any third party which otherwise bind them) with respect to data protection and data security and all Data Protection Laws and the consummation of the Transactions will not result in the material violation of any such contractual obligations or Data Protection Laws; (iii) to the Knowledge of the Sellers, there are and have been no investigations, actions, suits, claims or proceedings commenced, ongoing, pending or threatened, alleging a breach of any Data Protection Laws by the Business; (iv) to the Knowledge of the Sellers, there has been no material loss, damage, or unauthorized access, use, modification, or breach of security of Personal Data, or other sensitive data, maintained or collected by, or on behalf of, Sellers, the Company and the Related Subsidiaries in the conduct of the Business, and (v) none of the Sellers, the Company and the Related Subsidiaries has received any written notice of any claims, investigations, or alleged violations of any Data Protection Law in connection with the conduct of the Business.

Section 2.16 Taxes.

(a) The Company has duly and timely filed all Tax Returns with respect to Income Taxes and all other material Tax Returns that are required to be filed under Applicable Law in any jurisdiction in which the Company is or has been subject to Tax, and Sellers and the Related Subsidiaries have duly and timely filed all material Tax Returns, other than Tax Returns with respect to Income Taxes, with respect to the Business and the Purchased Assets that are required to be filed under Applicable Law in any jurisdiction in which such Seller and/or such Related Subsidiary is or has been subject to Tax, and, in each case, such Tax Returns are true, correct and complete in all material respects, and accurately reflect all material Liability for Taxes for the periods covered thereby. Except as set forth on Section 2.16(a) of the Disclosure Schedule, none of the Company, Sellers and the Related Subsidiaries has requested or received an extension of time to file any such Tax Return (other than in the Ordinary Course of Business) or has any of the foregoing waived any statute of limitations in respect of material Taxes or agreed to or are the beneficiaries of any extension of time with respect to any material Tax assessment or deficiency, in each case which extension or waiver has not already expired. No claim, which has not been resolved, has been made, proposed or threatened by any Governmental Entity in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(b) The Company has timely paid all material Taxes (whether or not shown or required to be shown on any Tax Return) required to be paid by it and Sellers and the Related Subsidiaries have timely paid all material Taxes (whether or not shown or required to be shown on any Tax Return), other than Income Taxes, required to be paid by them with respect to the Business or the Purchased Assets.

(c) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2020 does not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Abbreviated Financials.

(d) None of the Company or, with respect to the Business or the Purchased Assets, Sellers or the Related Subsidiaries has been within the past 3 years or is currently the subject of an audit, examination, or other Action regarding material Taxes by any Taxing Authority (and no such audit, examination, or other Action is pending). None of the Company or, with respect to the Business or the Purchased Assets, Sellers or the Related Subsidiaries has received any written notice within the past 3 years from any Taxing Authority relating to any issue which could reasonably be expected to materially affect the Tax liability of the Company or the Tax liability (other than with respect to Income Taxes) with respect to the Business or the Purchased Assets. The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) any closing agreement under Section 7121 of the Code, or similar provision of state, local or non-U.S. Tax Law; or (iii) any election under Section 108(i) of the Code (or any comparable provision of state, local or non-U.S. Tax Laws).

(e) The Company and, with respect to the Business or the Purchased Assets, Sellers and the Related Subsidiaries have withheld, collected and paid all material Taxes required to be withheld, collected and paid in connection with any amounts paid or owing to any Person.

(f) There are no material Encumbrances for Taxes, other than Permitted Encumbrances, upon any of the Purchased Assets, upon the Membership Interests or upon the assets of the Company.

(g) Except as set forth on Section 2.16(g) of the Disclosure Schedule, each of the Direct Seller and the Related Subsidiaries is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) There is no Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (A) that would be binding on the Company following the Closing Date or (B) that would be binding on the Purchaser following the Closing Date with respect to the Business or the Purchased Assets.

(i) Section 2.16(i) of the Disclosure Schedule sets forth all non-U.S. jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment.

(j) Except as set forth on Section 2.16(j) of the Disclosure Schedule, the Company and, with respect to the Business and the Purchased Assets, Sellers and the Related Subsidiaries, have properly received and retained any appropriate Tax exemption certificates and other documentation for all material sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes.

(k) The Company is, and has at all times since its conversion to a limited liability company been, classified as a “disregarded entity” of Avast Software, Inc. for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3(b)(1) (and any analogous provisions of state or local law).

Notwithstanding anything to the contrary in this Agreement, the representations and warranties contained in Section 2.11 and this Section 2.16 are the Sellers’ sole representations and warranties with respect to Tax matters.

Section 2.17 Material Contracts.

(a) Section 2.17(a) of the Disclosure Schedule sets forth a list as of the date hereof of all Contracts (each, a “Material Contract” and collectively, the “Material Contracts”) (A) to which the

Company is a party or (B) to which any Seller and/or any of the Related Subsidiaries is a party or by which any of them is otherwise bound and that are primarily related to the Business as currently conducted; in each case of the following kinds:

(i) any Assumed Contract (excluding any employment and consulting agreements);

(ii) any Contract that purports to materially limit or materially restrict the ability of any Seller, the Company or any of the Related Subsidiaries to conduct the Business in any geographic area;

(iii) any Contract pursuant to which any Seller, the Company or any of the Related Subsidiaries is the purchaser or seller (whether by merger, sale/purchase of stock, sale/purchase of assets or otherwise) of, lessee or lessor of, or holds, uses, or makes available for use to any Person, any tangible Personal Property (including Equity Interest) and that involves an aggregate future or potential Liability or receivable, as the case may be, in excess of One Hundred Thousand Dollars ($100,000);

(iv) any License Agreement that is material to the conduct of the Business (excluding (A) licenses of commercially available or off-the-shelf Software or Systems (whether on-premises software, software-as-a-service services, platform-as-a-service services, and/or infrastructure-as-a-service services) licensed on generally standard terms; (B) in-licenses of any commercially available Intellectual Property Rights pursuant to stock, boilerplate, or other generally non-negotiable terms; (C) non-exclusive licenses of Transferred Seller IP or Company IP in the ordinary course of business; (D) implicit licenses or licenses of Open Source Software, (E) licenses of Intellectual Property rights in agreements with employees, consultants, contractors, vendors, or other service providers entered in the ordinary course of business, and (F) confidentiality and non-disclosure agreements entered in the ordinary course of business);

(v) any Contract relating to a joint venture or partnership, joint development, merger, asset or share purchase under which the Company or the Business has ongoing material obligations;

(vi) any Contract, to the Knowledge of Sellers, with any Related Party of any Seller, the Company or any of the Related Subsidiaries, other than employment arrangements, Contracts entered into in the Ordinary Course of Business and any such Contracts to be terminated before Closing;

(vii) any Contract relating to capital expenditures in excess of One Hundred Thousand Dollars ($100,000) or the acquisition or disposition of (x) any business (whether by shares or asset purchase, merger or otherwise) under which the Company or the Business has ongoing material obligations or (y) any other asset not in the Ordinary Course of Business, other than sales of obsolete inventory;

(viii) any Contract with any Union or providing for benefits under any Benefit Plan;

(ix) any Contract relating to settlement of any Action, or administrative or judicial proceedings which includes ongoing material obligations of the Company or the Business;

(x) any Government Contract;

(xi) any customer Contracts and all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts, in each case, involving payments in excess of One Hundred Thousand Dollars ($100,000) annually;

(xii) except for Contracts relating to trade receivables in the Ordinary Course of Business, all Contracts relating to Indebtedness, other than intracompany Indebtedness; and

(xiii) any other Contract, whether or not made in the Ordinary Course of Business, that (A) involves a future or potential Liability or receivable, as the case may be, in excess of One

Hundred Thousand Dollars ($100,000) on an annual basis or in excess of Two Hundred Thousand Dollars ($200,000) over the current Contract term, and (B) has a term greater than one (1) year and cannot be cancelled by a Seller, the Company or a Related Subsidiary, as applicable, without penalty or further payment and without more than ninety (90) days’ notice.

(b) Sellers have made available to Purchaser complete and correct copies of all Material Contracts, including all modifications, amendments and supplements thereto. Each of the Material Contracts constitutes the valid and legally binding obligation of any Seller, the Company or any Related Subsidiary thereof, as applicable, and, to the Knowledge of Sellers, each other party thereto, enforceable in accordance with its terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity), and is in full force and effect. Except as set forth in Section 2.17(b) of the Disclosure Schedule, there is no material breach or default under any Material Contract either by any Seller, the Company or any of the Related Subsidiaries or, to the Knowledge of Sellers, by any other party thereto.

Section 2.18 Insurance. Except as would not materially and adversely affect the Business, all premiums due under any insurance policies of the Business have been paid in full. Each of Sellers, the Company and the Related Subsidiaries is not in default under any material insurance policy under which it is the insured party related to the Business. No insurer under any Insurance Policy has canceled or generally disclaimed Liability under any such policy. No claim currently is pending under any such policy.

Section 2.19 Compliance With Anti-Corruption Laws.

(a) None of Sellers, the Company, the Related Subsidiaries, and to the Knowledge of Sellers their respective Representatives have, directly or indirectly, taken any action which would cause them to be in material violation of any applicable anti-corruption or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, Orders, decrees, injunctions, and writs of any Governmental Entity of any jurisdiction applicable to the Business, the Purchased Assets, and/or the Company or its assets (whether by virtue of jurisdiction or organization or conduct of business) (collectively, and including, without limitation, the Foreign Corrupt Practices Act, the “Applicable Anti-Corruption Laws”).

(b) None of Sellers, the Company and the Related Subsidiaries, has either (i) conducted or initiated any material review, audit, or internal investigation or (ii) made a voluntary, directed, or involuntary disclosure to any Governmental Entity responsible for enforcing the Applicable Anti-Corruption Laws relating to material noncompliance with any Applicable Anti-Corruption Law; or (iii) received any notice, request, or citation from any Governmental Entity alleging material noncompliance with any Applicable Anti-Corruption Law, in each case, with respect to the Business (including the Company’s business).

Section 2.20 Product Liability(a) . Except as set forth on Section 2.20 of the Disclosure Schedule, none of Sellers, the Company and the Related Subsidiaries has received any written notice of a claim against any of them alleging a material design or manufacturing defect in any Products, excluding any and all requests for product returns in the Ordinary Course of Business consistent with the past experience of Sellers, the Company and the Related Subsidiaries or which have not had and are not reasonably expected to result in, individually or in the aggregate, any material Liability.

Section 2.21 Suppliers; Customers.

(a) Section 2.21(a) of the Disclosure Schedule sets forth a complete and correct list of the five (5) largest suppliers (the “Top Suppliers”) and the five (5) largest customers (the “Top Customers”) of Sellers, the Company and the Related Subsidiaries with respect to the Business (including the Company’s business) during fiscal year ended December 31, 2020 (in each case, based on Dollar amount paid to such supplier customer during such year).

(b) Except as set forth in Section 2.21(b) of the Disclosure Schedule, none of Sellers, the Company and the Related Subsidiaries has received any written notice, letter or complaint from any Top Supplier or any Top Customer stating that it has reduced, terminated or cancelled its business relationship with any of them in a manner that is, or is reasonably likely to be, materially adverse to any of them.

Section 2.22 Brokers. Except for any fees that will be borne by Sellers prior to or at the Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or by any Seller or the Related Subsidiaries for which the Company would have any Liability.

Section 2.23 Related Party Transactions.

(a) To the Knowledge of Sellers, no Related Party of Seller, the Company or any Related Subsidiary: (i) owns, directly or indirectly, any equity or other financial or voting interest in any material supplier, licensor, lessor, distributor, independent contractor or customer of any of Seller, the Company or any of the Related Subsidiaries as it pertains to the Business; or (ii) owns, directly or indirectly, or has any material interest in any material property (real or personal, tangible or intangible) that any of Seller, the Company or any of Related Subsidiaries uses in the Business (including the Company’s business); provided that ownership of less than 5% of publicly traded securities of any Person shall not be counted for purposes of this clause (a).

(b) Except for this Agreement, the Shared Contracts and any other arrangements, understandings or Contracts that are neither material in amount nor necessary for Purchaser to conduct the Business in all material respects as it is conducted on the date hereof, to the Knowledge of Sellers, there are no Contracts by and between Seller, the Company or any of the Related Subsidiaries, on the one hand, and any Related Party of Seller, the Company or any of the Related Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any material assets, properties, support or other services to or from Seller, the Company or any of the Related Subsidiaries with respect to the Business (including the Company’s business) or the Purchased Assets, which will not be terminated at Closing.

Section 2.24 Purchaser Shares. Each Seller is an “accredited investor,” as such terms is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), is experienced in investments and business matters, has made investments of a speculative nature and, with its Representatives, has such knowledge and experience in financial, tax and other business matters as to enable it to utilize the information made available by Purchaser and/or Purchaser’s Representatives and Affiliates to evaluate the merits and risks of, and to make an informed investment decision with respect to, this Agreement and Sellers’ acquisition of Purchaser Shares, which represents a speculative investment. Each Seller is able to bear the risk of such investment for an indefinite period and has no current need for liquidity of its investment in the Purchaser Shares. Each Seller understands that Purchaser Shares delivered hereunder, if any, has not been registered under the Securities Act, are restricted and may not be sold, assigned, pledged, transferred or otherwise disposed of unless registered under the Securities Act or an exemption from registration is available. Each Seller understands that Purchaser has not undertaken to register the Purchaser Shares, other than as set forth in the Registration Rights Agreement, which may be delivered hereunder. Each Seller represents and warrants that, if Purchaser Shares are delivered hereunder, it is acquiring such Purchaser Shares for its own account, for investment, and not with a view to the sale or distribution except in compliance with the Securities Act and other Applicable Laws. Each certificate representing shares of Purchaser Shares delivered hereunder will bear the following or substantially similar legend thereon: “THESE SECURITIES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES

LAWS. THE HOLDER HEREOF, BY PURCHASING OR ACCEPTING SUCH SECURITIES, AGREES FOR THE BENEFIT OF SMITH MICRO SOFTWARE, INC. (THE “CORPORATION”) SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED ONLY: (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, (C) IN ACCORDANCE WITH (1) RULE 144 UNDER THE U.S. SECURITIES ACT (IF AVAILABLE) OR (2) ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT OR (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT.”

Section 2.25 Access to Information. Sellers have been advised that Purchaser files quarterly, annual and current reports with the Securities and Exchange Commission (“SEC”) and that copies of such reports, including the SEC Reports (as hereinafter defined), may be examined at the SEC’s web site at www.sec.gov. In addition, Sellers have been advised that at any time prior to the date hereof, Sellers shall have the opportunity to ask questions and receive answers from Purchaser’s officers and directors necessary to evaluate Purchaser and the delivery of the Purchaser Shares hereunder, and to receive such additional information as Sellers may reasonably request for such purposes.

Section 2.26 Sole Representations and Warranties. Notwithstanding anything to the contrary herein, it is the explicit intent of the parties, and the parties hereby agree, that the representations and warranties contained in this ARTICLE II (as qualified by the Disclosure Schedule, as supplemented or amended), are the exclusive representations and warranties made by Sellers or any other Person on behalf of any of the Sellers or the Company, including the businesses and assets of each of them or the subject matter of this Agreement. The Sellers hereby disclaim any other express or implied representations or warranties made by any Person with respect to itself or the Company or the businesses, properties and assets of the Company, the Membership Interests and the transactions contemplated by this Agreement and any certificate, instrument or document delivered pursuant hereto. Except as expressly set forth herein, the condition of the assets of the Sellers and the Company shall be “as is” and “where is” and the Sellers make no warranty of merchantability, suitability, adequacy, fitness for a particular purpose or quality with respect to the businesses and any of the assets of the Company or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Sellers are not, directly or indirectly, and no other Person on behalf of the Sellers is, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Company made, communicated or furnished (orally or in writing) to Purchaser or its Affiliates or their respective Representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to Purchaser and its Affiliates and their respective Representatives), and the Company, and each Seller hereby disclaims all Liability and responsibility for any such information and statements. It is understood that any Due Diligence Materials made available to Purchaser or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Sellers, the Company or its Affiliates or their respective Representatives.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

Section 3.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware. Purchaser

has the requisite corporate power and authority to enter into this Agreement and Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by Purchaser. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions and have been duly and validly authorized by all requisite action on the part of Purchaser. Assuming that this Agreement is a valid and binding obligation of the other Parties thereto, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

Section 3.2 No Conflict; Required Consents and Approvals.

(a) The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which it is a party, and the consummation of the Transactions, do not and will not: (i) conflict with or violate the certificate of incorporation or bylaws of Purchaser; (ii) conflict with or violate any Applicable Law; or (iii) result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a material default or breach) under or require any consent of any Person pursuant to, any Contract or permit of Purchaser.

(b) Except as set forth in Section 3.2 of the Disclosure Schedule, the execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which it is or will be a party and the consummation of the Transactions by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity for such performance.

Section 3.3 Investment Purpose.

(a) Purchaser is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Membership Interests, in violation of the federal securities Laws or any applicable foreign or state securities Law. Purchaser acknowledges that the Membership Interests are not registered under the Securities Act, or any state or foreign securities laws, and that the Membership Interests may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser acknowledges that there is no public market for the Shares and that there can be no assurance that a public market will develop.

(b) Purchaser qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(c) Purchaser understands that the acquisition of the Membership Interests to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Purchaser and its officers have experience as an investor in securities and equity interests of companies such as the one being transferred pursuant to this Agreement, and Purchaser can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Purchaser is capable of evaluating the merits and risks of its investment in the Membership Interests to be acquired by it pursuant to the transactions contemplated hereby.

Section 3.4 Legal Proceedings(a) . There are no Actions pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the Transactions. To the actual knowledge of Purchaser, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 3.5 Brokers. Except as set forth in Section 3.5 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

Section 3.6 Financing. Purchaser has and will have at Closing, after taking into consideration the issuance of the maximum number of Purchaser Shares available for issuance pursuant to this Agreement, unrestricted cash on hand sufficient to consummate the Transactions at Closing and all related fees and expenses payable by Purchaser. Notwithstanding anything in this Agreement to the contrary, Purchaser affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that it obtain the Equity Financing or any other debts for or related to any of the Transactions.

Section 3.7 Capitalization. The capitalization of the Purchaser is as set forth on Section 3.7 of the Disclosure Schedules. The Purchaser has not issued any capital stock since its most recently filed periodic report under the Exchange Act (as defined below), other than pursuant to the exercise of employee stock options under the Purchaser’s stock option plans, the issuance of shares of common stock to employees pursuant to the Company’s employee stock purchase and incentive plans and pursuant to the conversion and/or exercise of outstanding awards relating to the issuance of common stock as of the date of the most recently filed periodic report under the Exchange Act.

Section 3.8 Public Filings. In the prior twelve months, Purchaser has made all filings, on a timely basis, required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act, and the rules and regulations of the SEC issued thereunder (the “SEC Reports”). The Purchaser’s SEC Reports (i) complied with the then-applicable requirements of the Securities Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC issued thereunder, and (ii) did not contain as of their respective filing dates (except as amended, and in such cases, as of their amended filing dates) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.9 Valid Issuance. Any Purchaser Shares to be issued by Purchaser pursuant to this Agreement have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all Encumbrances, except for restrictions on transfer imposed by applicable securities laws and those restrictions set forth in the Registration Rights Agreement.

Section 3.10 Financial Statements. The financial statements (including any related notes) contained in the SEC Reports: (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements) and (C) fairly present in all material respects the financial position of Purchaser as of the respective dates thereof and the results of operations and cash flows of the Purchaser for the periods covered thereby, in each case except as disclosed therein or in the SEC Reports and as permitted under the Exchange Act.

Section 3.11 Internal Control Over Financial Reporting. Purchaser has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (A) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Purchaser, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Purchaser are being made only in accordance with appropriate authorizations of the Purchaser and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Purchaser. Except as disclosed in the SEC Reports, there are no material weaknesses in the Purchaser’s internal controls. The Purchaser’s auditors and the audit committee of the board of directors of Purchaser have not been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting.

Section 3.12 Absence of Changes. Since December 31, 2020, (i) Purchaser has operated in the ordinary course of business consistent with past practice in all material respects and (ii) there has not been a material adverse effect.

Section 3.13 No General Solicitation or Public Offering. Neither Purchaser, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act), or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act, in each case, in connection with the offer or sale of the Purchaser Shares.

Section 3.14 No Registration. Assuming the accuracy of the representations and warranties set forth in Section 2.24 and Section 2.25 of this Agreement, it is not necessary in connection with the issuance and sale of the Purchaser Shares to register the Purchaser Shares under the Securities Act or to qualify or register the Purchaser Shares under applicable U.S. state securities laws.

Section 3.15 No Integration. Neither the Purchaser nor any of its Affiliates has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is, or will be, integrated with the Purchaser Shares in a manner that would require registration of the Purchaser Shares under the Securities Act.

Section 3.16 Contact with Customers and Suppliers. Other than in the ordinary course of business and unrelated to the transactions contemplated by this Agreement, none of Purchaser or any of their employees, agents, Representatives, financing sources or Affiliates has, without the prior written consent of the Sellers or the Company, directly or indirectly contacted any supplier, distributor or customer of the Company or Business prior to the Closing for the purposes of discussing the Company or the Business in connection with the Transactions.

Section 3.17 Purchaser’s Liability.

(a) Purchaser has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Company and the Business, which investigation, verification, review and analysis was conducted by Purchaser and its Affiliates and, to the extent Purchaser deemed appropriate, by Purchaser’s Representatives. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, verification, review and analysis and not on any factual representation, warranty, inducement, promise, understanding, omission, condition or opinion of the Company or any of its Affiliates or their respective Representatives (except the specific representations and warranties of the Company set forth in ARTICLE II, as qualified by the Schedules thereto, respectively), and Purchaser acknowledges and agrees, to the fullest extent permitted by Law, that:

(b) none of the Company, any of the Related Subsidiaries or any of their respective directors, officers, equityholders, members, employees, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in management presentations relating to the Company or the Related Subsidiaries made available to Purchaser, its Affiliates or its Representatives, in materials made available in the Data Room, including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Company or any Related Subsidiary, in “break-out” discussions, in responses to questions submitted by or on behalf of Purchaser, its Affiliates or its Representatives, whether orally or in writing, in materials prepared by or on behalf of the Company or any Related Subsidiary, or in any other form (such information, collectively, “Due Diligence Materials”), or (ii) any information delivered or made available pursuant to Section 4.6(a) or (iii) the pro-forma financial information, projections or other forward-looking statements of the Company or any of the Related Subsidiaries, in each case in expectation or furtherance of the transactions contemplated by this Agreement; in each case, except to the extent contained in the representations and warranties of the Company set forth in ARTICLE II, as qualified by the Schedules thereto;

(c) none of the Company, any of the Related Subsidiaries or any of their respective directors, officers, employees, equityholders, stockholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any Liability or responsibility whatsoever to Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract, tort or equity, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Company or any Related Subsidiary provided to Purchaser, in materials furnished in the Company’s data site (virtual or otherwise), in presentations by the Company’s management or otherwise), to Purchaser or its directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom) (except the specific representations and warranties of the Company set forth in ARTICLE II, as qualified by the Schedules thereto, respectively).

Section 3.18 Other Transactions. As of the date of this Agreement, neither Purchaser nor its Affiliates is party to any agreement to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or to otherwise acquire any assets, if the consummation of such acquisition, merger or consolidation could reasonably be expected to: (a) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (b) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby; (c) increase the risk of not being able to remove any such Order on appeal or otherwise; or (d) delay or prevent the consummation of the transactions contemplated hereby.

Section 3.19 Solvency. Assuming the representations and warranties set forth in ARTICLE II are true and correct to the standards set forth in Section 6.1(a)(ii), immediately after giving effect to the Transactions, Purchaser will be able to pay its debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay its respective debts (including a reasonable estimate of the amount of all contingent Liabilities). Assuming the representations and warranties set forth in ARTICLE II are true and correct to the standards set forth in Section 6.1(a)(ii), immediately after giving effect to the Transactions, Purchaser will have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred by Purchaser in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser.

ARTICLE IV

COVENANTS PENDING CLOSING

Section 4.1 Conduct of Business. Except as (a) set forth in Schedule 4.1, (b) required or not otherwise prohibited by this Agreement or (c) required by Law or Order or by a Governmental Entity or by any Material Contract, during the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing (the “Pre-Closing Period”), unless authorized by Purchaser in writing (such authorization not to be unreasonably withheld, conditioned or delayed; provided, that the authorization of Purchaser shall be deemed to have been given if Purchaser does not object within five (5) Business Days from the date on which request for such authorization is provided by Sellers to Purchaser), Sellers will, and will cause the Company and each of the Related Subsidiaries to (in each case, as concerns Sellers and the Related Subsidiaries, solely to the extent related to the Business):

(a) use commercially reasonable efforts to conduct the Business, in all material respects in the Ordinary Course of Business; and

(b) except as expressly required under this Agreement, use commercially reasonable efforts to preserve intact its present business organizations, lines of business, and maintain in all material respects its relationships with its executive officers, customers, suppliers, distributors, contractors, licensors, licensees, lessors, creditors and other third parties having business dealings the Company or, in connection with the Business, any Seller and/or any Related Subsidiaries.

Section 4.2 Restrictions on Conduct of Business.

(I) Without limiting the generality or effect of the provisions of Section 4.1, during the Pre-Closing Period, except as (a) set forth in Schedule 4.2, (b) may be required or not otherwise prohibited by this Agreement or (c) required by Law or Order or by a Governmental Entity or by any Material Contract, Sellers will not, and will cause the Company and the Related Subsidiaries not to do any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed; provided, that the consent of Purchaser shall be deemed to have been given if Purchaser does not object within five (5) Business Days from the date on which request for such consent is provided by Sellers to Purchaser)) in each case, as concerns Sellers and the Related Subsidiaries, solely to the extent related to the Business:

(a) amend or otherwise change the Organizational Documents of (i) the Company or (ii) to the extent such amendment or change would prevent, delay or impede the consummation of the Transactions, any Seller or any Related Subsidiary;

(b) split, combine or reclassify of any Equity Securities of the Company, issue, sell or otherwise dispose of any Equity Securities of the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of Equity Securities of the Company; other than as permitted below, declare or pay any dividends or distributions on or in respect of any of the Equity Securities of the Company (other than distributions of excess cash) or redeem, purchase or acquire any Equity Securities of the Company;

(c) materially change the Company’s cash management practices and working capital policies, practices and procedures;

(d) make any material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Abbreviated Financials;

(e) other than in the Ordinary Course of Business, assign, transfer, lease, sell, pledge, license, dispose of, permit to lapse or subject to any Encumbrance (other than any Permitted Encumbrances) any of the tangible Purchased Assets or any of the material tangible assets of the Company;

(f) assign, transfer, lease, sell, pledge, permit to lapse or exclusively license any material Transferred Seller IP or material Company IP, other than non-exclusive licenses in the Ordinary Course of Business;

(g) other than in the Ordinary Course of Business, amend, waive or terminate any Assumed Contract or Material Contract (other than a Material Contract with a Top Customer), provided, however, that the Company, Sellers and the Related Subsidiaries may renegotiate the terms of, or otherwise extend, any Assumed Contract or Material Contract (other than a Material Contract with a Top Customer) that has expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms within six (6) months after the date hereof;

(h) (i) enter into any Contract that, had it been entered into prior to the date hereof, would constitute a Material Contract, or (ii) enter into, amend, waive, or terminate any Contract under which any Seller, the Company, or any of the Related Subsidiaries agrees to create or develop any products, or services, in each case, related to the Business (including the Company’s business), but other than in the Ordinary Course of Business;

(i) other than in respect of the Identified Claim, commence or settle any Action (other than initiating an Action (i) for the routine collection of invoices, (ii) in such cases where it in good faith determines that failure to commence an Action would result in the impairment of a valuable aspect of the Business (including the Company’s business) (provided that it consults with Purchaser prior to the filing of such an Action), or (iii) for a breach of this Agreement);

(j) enter into, establish or join any SIG that requires that the Company or, in connection with the Business, any Seller or any of the Related Subsidiaries, to grant or offer to any other Person any license or right to any Transferred Seller IP;

(k) incur, assume or guarantee any material indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business and borrowings under existing credit facilities;

(l) except as required under Applicable Law or the terms of a Benefit Plan, (i) increase the compensation payable or to become payable (including bonus grants and retention payments) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit to any Company Employee or Business Employee, (ii) grant any discretionary severance or termination pay or retention payments or benefits to, or enter into or materially amend or terminate any severance, retention, change in control, or termination Contract with, any Business Employee or any directors or officers of the Company, (iii) establish, adopt, enter into, amend, waive or terminate any, bonus, profit-sharing, thrift, compensation, share option, restricted shares, pension, retirement, deferred compensation, termination, or severance plan or Contract for the benefit of any Company Employee or Business Employee or any directors or officers of the Company (or any beneficiary or dependent thereof), (iv) pay or make, or agree to pay or make, any accrual or other arrangement for, or fund or secure payment of, any severance, pension, indemnification, retirement allowance, or other benefit for the benefit of any Company Employee or Business Employee or any directors or officers of the Company (or any beneficiary or dependent thereof) under any Benefit Plan, (v) hire, elect or appoint any employee who would otherwise constitute, as of the date of this Agreement, a Company Employee or Business Employee or any directors or officers of the Company with an annual base compensation greater than $175,000, other than in the ordinary course of business, or (vi) terminate the employment or service of any Company Employee or Business Employee with an annual base compensation greater than $175,000 other than for cause, other than in the ordinary course of business or other than with respect to Company Employees or Business Employees who, prior to the date hereof, received notice of their termination from the Company or its Affiliates;

(m) announce, implement or effect any reduction in labor force, lay-off, redundancy, early retirement program or severance program;

(n) adopt of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(o) make, change or rescind any material Tax election, or amend any Tax Return or take any position on any Tax Return that is inconsistent with past practice, in each case that would have the effect of materially increasing the Tax Liability or materially reducing any Tax asset of Purchaser or the Company in respect of any Post-Closing Tax Period, and in each case other than with respect to Income Taxes; or

(p) commit or agree to take any of the foregoing actions in respect of which it is restricted by the provisions of this Section 4.2.

(II) Notwithstanding anything contained in this Agreement to the contrary, (a) the Sellers shall be permitted to maintain through the Closing Date the cash management systems of the Company and the Related Subsidiaries, maintain the cash management procedures as currently conducted by the Company and the Related Subsidiaries, and periodically settle intercompany balances consistent with past practices (including through dividends and capital contributions and all such intercompany balances shall be settled at the Closing in accordance with their terms), and (b) the Sellers are allowed to dividend or distribute any and all Cash of the Company in respect of any outstanding equity securities of the Company at any time prior to 11:59 P.M. Eastern Time on the day immediately prior to the Closing Date (it being understood and agreed that no restriction on dividends or distributions of Cash shall apply to any Related Subsidiaries).

(III) Notwithstanding anything contained in this Agreement to the contrary, neither the Sellers, the Company nor any of the Related Subsidiaries shall be deemed to have operated outside the ordinary course of business because the Company and/or the Related Subsidiaries were responding to any of the following in good faith, and shall not be deemed to breach Section 4.2(I), in response to any of the following, so long as such action or refraining from action is done in a manner materially consistent with how a similarly situated company in the same industry acting reasonably could reasonably be expected to act or refrain from acting under similar circumstances and reasonably informed by the past practice of the Business, the Company and the Related Subsidiaries (taken as a whole): (i) changes in economic, social or political conditions (including (x) any statements or proclamations of public officials, (y) any potential or actual government shutdown or (z) any breakup of a political or economic union) or the financing, banking, currency or capital markets in general in the United States or any other country or region in the world; (ii) changes in Laws or Orders or interpretations thereof or changes in GAAP or other accounting standards or principles; (iii) changes affecting industries, markets or geographical areas in which the Business, the Company or the Related Subsidiaries conduct their respective businesses; or (iv) any natural disaster or any acts of terrorism, cyberterrorism, sabotage, military action, armed hostilities, war (whether or not declared), epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; provided, that, prior to taking any action inconsistent with this Section, the Sellers shall to the extent practicable consult with Purchaser.

Section 4.3 Assistance with Equity Financing.

(a) During the period from the date of this Agreement to the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms, subject to the limitations set forth in this Section 4.3, and unless otherwise agreed by Purchaser, Sellers will provide customary cooperation, and Sellers shall cause the Company and the Related Subsidiaries and its and their respective managements to provide customary cooperation, and use commercially reasonable efforts to cause its and their respective other Representatives to cooperate, with Purchaser and its Representatives as reasonably requested by

Purchaser in connection with Purchaser’s arrangement of the Equity Financing. Such cooperation will include:

(i) furnishing Purchaser and its Equity Financing sources with copies of (x) the Financing Information and (y) such other financial and operating data and information and other information with respect to Sellers, the Company, the Related Subsidiaries, the Business and the Purchased Assets which is reasonably requested by Purchaser of a type customarily included in underwritten equity offerings on Form S-3; and

(ii) requesting its independent auditors to provide, consistent with customary practice, customary auditors consents and customary comfort letters with respect to financial information relating to the Company and the Related Subsidiaries as reasonably requested by Purchaser and necessary or customary for underwritten equity offerings on Form S-3 similar to the equity financing or any other debts for or related to any of the Transactions.

(b) Notwithstanding anything in this Section 4.3 or elsewhere in this Agreement to the contrary, in no event shall any of Seller, the Company or any of the Related Subsidiaries be required to bear any cost or expense, pay any fee or incur any liability in connection with the Equity Financing that will not be promptly reimbursed by Purchaser as per Section 4.3(c) or be required to take any action that would subject it to actual or potential liability. Purchaser shall indemnify, defend and hold harmless each of Seller, the Company, the Related Subsidiaries and their Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Equity Financing and the performance of their respective obligations under this Section 4.3.

(c) Purchaser shall, promptly upon any request by any Seller, reimburse Sellers for all reasonable documented out-of-pocket fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by Sellers and/or any of the Related Subsidiaries in connection with their compliance with Section 4.3.

(d) Notwithstanding anything to the contrary in this Section 4.3, nothing will require Seller, the Company or the Related Subsidiaries to provide any (1) pro forma financial statements, post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Equity Financing (including any synergies or cost savings) or projections; or (2) subsidiary financial statements or any other information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act or any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act.

Section 4.4 Third Party Notices and Consents; Certain Amendments and Terminations.

(a) Sellers will use their reasonable best efforts to cooperate with Purchaser to deliver to the applicable third party or obtain prior to the Closing, and deliver to Purchaser at or prior to the Closing, all notices, Consents, waivers, filings and approvals required in connection with the Transactions under each Material Contract (and any Contract entered into after the date hereof that would have been a Material Contract if entered into prior to the date hereof), in each case in form and substance reasonably acceptable to Purchaser. Notwithstanding anything to the contrary herein, the failure to obtain any third party consent shall not give rise to a failure of any condition to closing hereunder. Sellers will terminate prior to the Closing all of the Contracts listed or described on Schedule 4.4(a) (the “Terminated Contracts”) on terms reasonably acceptable to Purchaser, and deliver evidence of such termination to Purchaser at or prior to the Closing.

(b) Except as otherwise set forth in this Agreement, subject to the terms and conditions set forth herein and to applicable legal requirements, Sellers and Purchaser shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all necessary action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in ARTICLE VI.

(c) Nothing herein, including the terms “cooperation” or “reasonable best efforts”, shall include any requirement of the Purchaser, Sellers, the Company, or the Related Subsidiaries to expend money, commence any litigation or arbitration proceeding, or offer or grant any accommodation (financial or otherwise) to any third party.

Section 4.5 Exclusivity. Between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with Section 9.1 Sellers, on behalf of itself, the Company and the Related Subsidiaries, agree that they shall not, and shall use commercially reasonable efforts to cause their officers, directors, employees, agents or representatives not to, directly or indirectly, take any action to solicit, initiate, or encourage any proposal or offer from any Person (other than Purchaser and its representatives) relating to the acquisition of equity interests or a substantial portion of the assets of, the Company or the Business (other than ordinary course sales of inventory and obsolete, damaged or surplus equipment) (including any acquisition structured as a merger, consolidation, or share exchange).

Section 4.6 Access to Information.

(a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, promptly following receipt of a written request by Purchaser therefor Sellers will, at Purchaser’s expense, afford Purchaser and its Representatives reasonable access during normal business hours to Sellers’, the Company’s and the Related Subsidiaries’ premises, properties, books and records, applicable personnel, to the extent relating to the Company, Business and the Purchased Assets solely to the extent reasonably necessary for Parent to familiarize itself with such properties and other matters; provided, however, that the foregoing will not require any Seller, the Company, or any of the Related Subsidiaries to provide any such access or disclose any information (x) to the extent the provision of such access or such disclosure would contravene Applicable Law, (y) cause forfeiture of attorney/client privilege or an attorney work-product privilege or violate any confidentiality provision, and (z) with respect to Income Taxes (other than Income Tax obligations of the Company, but excluding, for the avoidance of doubt, any Income Tax obligations relating to an affiliated, consolidated, combined, or unitary Tax Return filed by Avast Software, Inc.); provided, further, that (a) such access shall not unreasonably disrupt the operations of the Company or any of the Related Subsidiaries, (b) no such access shall be permitted other than in the presence of one of the Company’s or Related Subsidiaries’ Representatives and (c) no invasive environmental sampling of any real property shall be permitted.

(b) Subject to compliance with Applicable Law, during the Pre-Closing Period, Sellers will use reasonable best efforts to confer from time to time at mutually agreeable times as reasonably requested by Purchaser with one or more Representatives of Purchaser to discuss any significant changes or developments in the operational matters of the Business (including the Company’s business) and the general status of the ongoing operations of the Company and, in relation to the Business, of Sellers and the Related Subsidiaries.

(c) No information or knowledge obtained in any investigation pursuant to this Section 4.6 or otherwise by Purchaser, or one of its Affiliates or Representatives will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

(d) Each of the parties will hold, and will cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the Transactions pursuant to the confidentiality terms of the NDA and Section 5.1.

(e) Other than in the ordinary course of business and unrelated to the transactions contemplated by this Agreement, Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of their respective employees, counsel, accountants, consultants, financing sources and other authorized Representatives to) contact any competitor, supplier, distributor, customer, agent or Representative of the Company or the Business prior to the Closing without the prior written consent of the Sellers (which shall not be unreasonably withheld, conditioned or delayed).

Section 4.7 Disclosure Schedule. During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, Sellers shall have the right to supplement the information set forth on the Disclosure Schedule with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule on the date of this Agreement or that is necessary to correct any information in the Disclosure Schedule which has been rendered inaccurate thereby promptly following discovery thereof. Any such disclosure will not be deemed to constitute an exception to the representations and warranties of Sellers under ARTICLE II, nor limit the rights of Purchaser under this Agreement for any breach by any Seller of such representations and warranties or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 6.1.

Section 4.8 Notification. Subject to applicable Law, each party will use reasonable best efforts to promptly notify the other party of (a) any notice or other communication from any Governmental Entity in connection with the Transactions; (b) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; and (c) any material Action commenced or, to the Knowledge of Sellers, threatened against, relating to or involving or otherwise materially affecting the Company, the Company’s assets, the Business (including the Company’s business) or the Purchased Assets or that relates to the consummation of the Transactions.

Section 4.9 Purchaser’s Affiliates. Purchaser shall incorporate the Purchaser Slovak Affiliate and the Purchaser Czech Affiliate and deliver evidence of such incorporation to the Sellers as promptly as is reasonably practicable following the execution of this Agreement in time for the Purchaser Slovak Affiliate and the Purchaser Czech Affiliate to satisfy its statutory obligations under the Applicable Law prior to execution of the Implementation Business Transfer Agreement on Closing in accordance with Section 7.2(vi), and in any event before the Closing Date. Purchaser and Sellers agree to cause a mutual notice to the Czech/Slovak Business Employees to be provided at such time as is mutually agreed and in accordance with Applicable Law; provided, that, in case Purchaser does not incorporate Purchaser Slovak Affiliate or Purchaser Czech Affiliate, as applicable, within two (2) Business Days following the date of this Agreement, Sellers may elect (at their sole discretion) that Avast CZ notify the Czech Business Employees and/or Avast SK notify the Slovak Business Employees solely, as applicable (and not jointly with Purchaser Czech Affiliate and/or the Purchaser Slovak Affiliate, respectively); provided that Purchaser shall have the right to review and approve the applicable notice (such approval not to be unreasonably withheld, conditioned or delayed). In case Sellers so elect pursuant to the immediately-preceding sentence, then once Purchaser Slovak Affiliate and/or the Purchaser Czech Affiliate, as applicable, is incorporated, without undue delay, (x) in Slovakia, Avast SK and Purchaser Slovak Affiliate, and (y) in the Czech Republic, Avast CZ and Purchaser Czech Affiliate, shall, in each case of clauses (x) and (y), jointly update such sole notification provided pursuant to the immediately-preceding sentence, for any details that were missing in such notification (e.g., ID of the company, registered seat) and deliver such updated notification to the Slovak Business Employees and Czech Business

Employees, as applicable, or if the parties agree, Purchaser Slovak Affiliate and Purchaser Czech Affiliate, as applicable, shall deliver a sole notification, consistent with the sole notification delivered by Avast CZ and Avast SK, as applicable. If the Purchaser Slovak Affiliate and/or the Purchaser Czech Affiliate are not incorporated before the Closing Date, the Sellers shall, and the Purchaser shall secure that the Purchaser Slovak Affiliate and the Purchaser Czech Affiliate will, enter into the Implementation Business Transfer Agreement (and thus carry out the transfer of Czech/Slovak Business Employees as envisaged hereunder) within two (2) Business Days following the incorporation of the Purchaser Slovak Affiliate and the Purchaser Czech Affiliate.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1 Confidentiality.

(a) At the Closing, the NDA shall be deemed to have been terminated by the parties thereto and shall no longer be binding.

(b) Sellers acknowledge that they are in possession of Confidential Information concerning the Company and Related Subsidiaries and their respective businesses and operations, including the Business. From and after the date hereof and for a period of five (5) years following the Closing Date, Sellers shall, and shall cause its Affiliates to, treat confidentially and shall not disclose, all or any portion of any confidential information and/or proprietary information of the Company or the Business obtained by Sellers or its Affiliates prior to the Closing Date, including Trade Secrets relating to the Company, the Company’s business, or the Business, in each case, to the extent that they are included in the Purchased Assets or in the Company IP (irrespective of whether such confidential information or Trade Secrets were identified or otherwise designated as “confidential”) (collectively ,the “Confidential Information”) except as provided in this Section 5.1. Notwithstanding the foregoing, Sellers may disclose Confidential Information (i) with the prior written consent of the Purchaser, (ii) to its Representatives, attorneys and legal advisors with a bona fide need to know and who shall be bound by the provisions of this Section 5.1, (iii) to the extent necessary for Sellers to consummate the Transactions, or (iv) to the extent necessary for Sellers to prepare and file their Tax returns.

(c) If Sellers or any of their Affiliates are requested or required to disclose (after Sellers have used their commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with Purchaser about Sellers’ intention to make, and the proposed contents of, such disclosure) any of the Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), Sellers shall, or shall cause such Affiliate to, provide Purchaser with prompt written notice of such request so that Purchaser may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, Sellers or such Affiliate may disclose only that portion of the confidential Information which such Person is legally required to disclose, and Sellers shall exercise their commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such confidential information so disclosed.

(d) The restrictions of this Section 5.1 shall not apply to Confidential Information that is or becomes generally available to the public other than as a result of a disclosure by Sellers or its Affiliates or Representatives in violation of this Section 5.1.

Section 5.2 Public Announcements. Except for the initial press release to be issued following the execution of this Agreement in the form attached hereto as Exhibit C, Sellers, the Company and Purchaser will not issue any press release or otherwise make any public statements with respect to the Transactions without the prior written consent of the other Parties, as such release or statement may be required by Applicable Law, including the rules or regulations of any U.S. securities exchange and including customary earnings calls which accompany public filings, in which case each of the Parties will use its commercially reasonable efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance and will consider in good faith the comments of such other Parties with respect thereto; provided that no such consultation shall be necessary in connection with public statements made that are generally consistent with previous statements made by the Parties regarding the Transactions. In this regard, the Parties acknowledge that Purchaser will be required to file this Agreement with the SEC pursuant to the Securities Act, the Exchange Act, and the rules and regulations of the SEC issued thereunder, as applicable.

Section 5.3 Employees and Contractors.

(a) Except for the Company Employees identified on Schedule 5.3(a), each of whom shall be terminated by the Company on or prior to the Closing Date at Sellers’ sole cost and expense, the Company will, and Purchaser will cause the Company to, continue to employ on and after the Closing Date each of the Company Employees who are employed by the Company as of the Closing Date (“Retained Company Employees”), with (i) base salary or wage rate and annual cash bonus opportunities substantially comparable to the base salary or wage rate and annual cash bonus opportunities provided to such Retained Company Employees immediately prior to the Closing Date, and (ii) employee benefits (excluding any defined benefit pension benefits or equity awards) that are substantially comparable in the aggregate to those in which Retained Company Employees participate immediately prior to the Closing. Such Retained Company Employees shall be eligible to participate in the employee benefit and compensation plans of the Purchaser (or any Affiliate of Purchaser), as applicable (each, a “Purchaser Employer”), that are generally available to similarly situated employees of the Purchaser Employer, effective as of immediately following the Closing. Purchaser or its Affiliates will use its reasonable best efforts to cause each Retained Company Employee to be credited to the extent such service was credited by the relevant Benefit Plan prior to the Closing Date for purposes of eligibility to participate and vesting and benefit accrual with respect to vacation, paid time off and sick leave (but excluding benefit accrual under any defined benefit, retiree welfare, or severance plan or program); provided, however, that the foregoing will not apply to the extent it would result in any duplication of benefits for the same period of service. Purchaser or its Affiliates will use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Purchaser or its Affiliates to be waived with respect to Retained Company Employees and their eligible dependents, (ii) give each Retained Company Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made. To the extent that Sellers or its Affiliates provide to Purchaser or its Affiliates amounts to be payable to any Retained Company Employees or Transferred Business Employees in respect of vested or unvested restricted stock units in Parent or its Affiliates, Purchaser shall, or shall cause the Purchaser Employer to, (A) pay the amount specified by Sellers or its Affiliates to each of the Retained Company Employees and Transferred Business Employee who remains employed with the Purchaser Employer through the date after the Closing designated by Sellers with respect to such Retained Company Employee or Transferred Business Employee (such amount to be payable in the next administratively practicable payroll date following such designated date) or (B) return to Sellers the amount specified by Sellers or its Affiliates for each of the Retained Company Employees and Transferred Business Employees who does not remain employed with the Purchaser Employer through the date after the Closing designated by Sellers with respect to such Retained Company Employee or Transferred Business Employee (such amount to be returned within ten (10) days following the date on which such Retained Company Employee or Transferred Business Employee ceased to be employed by the Purchaser Employer).

(b) Purchaser will offer employment or engagement, to commence immediately following the Closing, with Purchaser, the Company or any it Affiliates to each of the Business Employees (other than the Czech/Slovak Business Employees whose transfer terms and conditions are specified in Section 5.3(e) of this Agreement) set forth on Schedule 5.3(b); provided, that, offers of engagement shall only apply to such Business Employees who are engaged prior to the Closing as independent contractors. Sellers will use commercially reasonable efforts to assist Purchaser (or any Affiliate of Purchaser) (each, a “Purchaser Employer”) with its efforts to enter into offer letters with such Business Employees as soon as reasonably practicable after the date hereof and in any event prior to the Closing Date, which offer letters and employment or engagement, as applicable, with a Purchaser Employer thereunder will become effective as of the Closing Date. No Business Employee or any other Employee will be deemed to be a third party beneficiary of this Agreement.

(c) With respect to each such Business Employee set forth on Schedule 5.3(b) who accepts an offer of employment or engagement with the Purchaser Employer (each, a “Transferred Business Employee”), Sellers will (or will cause their Affiliates to) terminate the employment or engagement of such Transferred Business Employee and take such other action as is necessary to pay such Transferred Business Employee all accrued and unpaid salary or wages owing to him or her in respect of his or her employment or engagement with any Seller or any of its Affiliates through the last day of employment or engagement, as applicable, with Seller or any of its Affiliates.

(d) During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Purchaser shall, or shall cause its Affiliates to, provide Transferred Business Employees with (i) base salary or wage rate and annual cash bonus opportunities that are no less favorable in the aggregate than the base salary or wage rate and annual cash bonus opportunities provided to such Transferred Business Employees immediately prior to the Closing Date and (ii) employee benefits (excluding any defined benefit pension benefits and equity awards) that are substantially comparable in the aggregate to those in which Transferred Business Employees participate immediately prior to the Closing. Such Transferred Business Employees shall be entitled to the benefits and such other terms and conditions of employment or engagement described in their respective offers of employment or engagement, as applicable, and eligible to participate in the employee benefit and compensation plans of the applicable Purchaser Employer that are generally available to similarly situated employees of the Purchaser Employer immediately following the Closing. Purchaser or its Affiliates will cause each Transferred Business Employee to be credited to the extent such service was credited by the relevant Seller or Sellers’ Affiliates prior to the Closing Date for purposes of eligibility to participate and vesting and benefit accrual with respect to vacation, paid time off and sick leave (but excluding benefit accrual under any defined benefit, retiree welfare, or severance plan or program); provided, however, that the foregoing will not apply to the extent it would result in any duplication of benefits for the same period of service. Purchaser or its Affiliates will use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Purchaser or its Affiliates to be waived with respect to Transferred Business Employees and their eligible dependents, and (ii) give each Transferred Business Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made.

(e) The transfer of the Service Agreements (as defined in the Implementation Business Transfer Agreement) and related transfer of Czech/Slovak Business Employees and the terms and conditions in connection with such transfer is set forth in the Implementation Business Transfer Agreement. Purchaser (i) shall cause Purchaser Czech Affiliate and Purchaser Slovak Affiliate to observe, perform and discharge in a timely manner all of their respective obligations set forth in the Implementation Business Transfer Agreement, (ii) unconditionally and irrevocably guarantees to Seller, the Company, Seller Czech Affiliate, and Seller Slovak Affiliate, the observance, performance and discharge of the obligations of Purchaser Czech Affiliate and Purchase Slovak Affiliate pursuant to the Implementation Business Transfer Agreement, and (iii) shall indemnify and hold harmless Seller, the Company, Seller Czech Affiliate and Seller Slovak Affiliate, as applicable, against all Liabilities arising from or in respect of the failure by Purchaser, Purchaser Czech Affiliate or Purchaser Slovak Affiliate, as applicable, to observe, perform or discharge in a timely manner, their respective obligations set forth in the Implementation Business Transfer

Agreement or otherwise breach their respective obligations thereunder. Sellers (i) shall cause Seller Czech Affiliate and Seller Slovak Affiliate to observe, perform and discharge in a timely manner all of their respective obligations set forth in the Implementation Business Transfer Agreement, (ii) unconditionally and irrevocably guarantees to Purchaser, the Company (after Closing), Purchaser Czech Affiliate, and Purchaser Slovak Affiliate, the observance, performance and discharge of the obligations of Seller Czech Affiliate and Seller Slovak Affiliate pursuant to the Implementation Business Transfer Agreement, and (iii) shall indemnify and hold harmless Purchaser, the Company (after Closing), Purchaser Czech Affiliate and Purchaser Slovak Affiliate, as applicable, against all Liabilities arising from or in respect of the failure by Sellers, Seller Czech Affiliate or Seller Slovak Affiliate, as applicable, to observe, perform or discharge in a timely manner, their respective obligations set forth in the Implementation Business Transfer Agreement or otherwise breach their respective obligations thereunder.

(f) The Company will not take any action prior to the Closing that would or could reasonably be expected to constitute a plant closing or mass layoff within the meaning of, or otherwise trigger notice, compensation, or other obligations under the WARN Act. Except as set forth in the Implementation Business Transfer Agreement, nothing in this Agreement will require Purchaser or its Affiliates to employ any Business Employee or Retained Company Employee on anything other than an at-will basis, terminable at any time with or without cause, except as otherwise required by Applicable Law. In addition, nothing contained in this Agreement, whether express or implied, will be construed to (i) create any third party beneficiary or other rights in any current or former Employee of the Company, any Seller or any of their respective Affiliates (including any dependent or beneficiary thereof) or any other Person (including any participant in any Benefit Plan or any dependent or beneficiary thereof) other than the Parties, (ii) interfere with the rights of Purchaser to amend or terminate any employee benefit plans at any time (to the extent permitted by Applicable Law), discharge or discipline any Business Employee or Retained Company Employee, or change the terms of employment or engagement of any Business Employee or Retained Company Employee (to the extent permitted by Applicable Law), or (iii) amend any employee benefit plan of Purchaser or its Affiliates.

Section 5.4 Tax Matters.

(a) Responsibility for Preparing and Filing Tax Returns with respect to the Company.

(i) Direct Seller shall, at its sole expense, prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns required to be filed by or with respect to the Company for all taxable periods ending prior to or on (and including) the Closing Date the due date of which (including extensions of time to file) is after the Closing Date (a “Seller Prepared Tax Return”). At least forty-five (45) days prior to the date on which any Seller Prepared Tax Return is required to be filed (taking into account any valid extensions), Direct Seller shall submit such Seller Prepared Tax Return and all related work papers to Purchaser for Purchaser’s review and comment. Direct Seller shall reasonably consider any comments to such Seller Prepared Tax Return made by Purchaser within twenty (20) days after it is submitted for Purchaser’s review and comment. If Purchaser and Direct Seller cannot agree upon the changes to be made to any such Seller Prepared Tax Return, then such disagreement shall be submitted to the Accounting Firm, whose determination shall be binding on the Parties. The cost for such Accounting Firm shall be paid equally by Purchaser, on the one hand, and Direct Seller, on the other hand. If the Accounting Firm does not resolve any disputed items between Purchaser and Direct Seller with respect to such Seller Prepared Tax Return at least two (2) Business Days prior to the due date thereof, such Seller Prepared Tax Return shall be filed in the form prepared by Direct Seller and later amended, if necessary, to reflect the Accounting Firm’s resolution. Except as otherwise required by this Agreement or Applicable Law, Direct Seller shall prepare (or cause to be prepared) such Seller Prepared Tax Returns in a manner that is consistent with the past practices of the Company. With respect to any such Seller Prepared Tax Return filed by Company or Purchaser, Direct Seller shall remit to Purchaser an amount equal to any Taxes allocable to the Pre-Closing Tax Period, as determined under Section 5.4(b), shown as due on any such

Seller Prepared Tax Return not less than two (2) Business Days prior to the date on which such Taxes are due, except to the extent any such amounts were taken into account, directly or indirectly, as a reduction in the Purchase Price as finally determined.

(ii) Purchaser and the Company shall, at their sole expense, prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns required to be filed by or with respect to the Company after the Closing Date with respect to a Straddle Period other than the Seller Prepared Tax Returns (a “Company Prepared Tax Return”). At least forty-five (45) days prior to the date on which any Company Prepared Tax Return is required to be filed (taking into account any valid extensions), Purchaser and the Company shall submit such Company Prepared Tax Return and all related work papers to Direct Seller for Direct Seller’s review and comment. Purchaser and the Company shall reasonably consider any reasonable comments to such Company Prepared Tax Return made by Direct Seller within twenty (20) days after it is submitted for Direct Seller’s review and comment. If Purchaser, the Company and Direct Seller cannot agree upon the changes to be made to any such Company Prepared Tax Return, then such disagreement shall be submitted to the Accounting Firm, whose determination shall be binding on the Parties. The cost for such Accounting Firm shall be paid equally by the Company, on the one hand, and Direct Seller, on the other hand. If the Accounting Firm does not resolve any disputed items between Purchaser, the Company and Direct Seller with respect to such Tax Return at least two (2) Business Days prior to the due date thereof, such Company Prepared Tax Return shall be filed in the form prepared by Purchaser and the Company and later amended, if necessary, to reflect the Accounting Firm’s resolution. Except as otherwise required pursuant to this Agreement or applicable Law, Purchaser and the Company shall prepare, or cause to be prepared, such Company Prepared Tax Returns in a manner consistent with past practices of the Company. Direct Seller shall remit to Purchaser an amount equal to any Taxes allocable to the Pre-Closing Tax Period, as determined under Section 5.4(b), shown as due on any such Company Prepared Tax Return not less than two (2) Business Days prior to the date on which such Taxes are due, except to the extent any such amounts were taken into account, directly or indirectly, as a reduction in the Purchase Price as finally determined.

(iii) To the maximum extent permitted by Applicable Law, any deductions arising by the reason of the payment of Transaction Expenses by the Company to the extent properly deductible by the Company shall be taken into account in the taxable year (or portion thereof) ending on the Closing Date and included in the Pre-Closing Tax Period.

(iv) Notwithstanding anything to the contrary in this Section 5.4(a), the Purchaser shall have no right to prepare, file, review, or comment on any affiliated, consolidated, combined, or unitary Tax Return filed by Avast Software, Inc.

(b) Allocation of Straddle Period Taxes.

(i) In any case where Applicable Law does not permit the Company, the Sellers, or the Related Subsidiaries to treat the Closing Date as the end of the taxable period or, in the case Taxes attributable to the Purchased Assets, which Taxes are reported on a Tax Return covering a Straddle Period, the amount of Taxes that are allocable to the portion of the Straddle Period ending on (and including) the Closing Date shall be: (i) in the case of Taxes imposed on a periodic basis (such as real property Taxes) with respect to the business or assets of the Company or the Purchased Assets, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of Taxes that are based upon or related to income, gains or receipts (including any Income Taxes), deemed equal to the amount that would be payable if the taxable period ended on (and including) the Closing Date.

(ii) Sellers shall be responsible for all such Taxes attributable to the Purchased Assets that are attributable to the portion of any Straddle Period ending on (and including) the Closing Date and Purchaser shall be responsible for all other Taxes attributable to the Purchased Assets. The Party required by Law to pay any such Tax attributable to the Purchased Assets (the “Paying Party”) shall prepare and file, or cause to be prepared and filed, the Tax Return related to such Tax in a manner consistent with past practices with respect to the Purchased Assets within the time period prescribed by Law and shall timely pay such Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide Sellers or Purchaser, as the case may be (the “Non-Paying Party”), with notice of payment, and within five (5) Business Days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Taxes. If the Paying Party and the Non-Paying Party cannot agree on their respective payment obligations hereunder, then such disagreement shall be submitted to the Accounting Firm, whose determination shall be binding on the Parties. The cost for such Accounting Firm shall be paid equally by the Paying Party, on the one hand, and the Non-Paying Party, on the other hand.

(c) Transfer Taxes. All Transfer Taxes with respect to any amounts payable pursuant to the Transaction Documents will be borne fifty percent by Purchaser and fifty percent by Sellers. The Party required by Applicable Law to file a Tax Return with respect to such Transfer Taxes will do so within the time period prescribed by Applicable Law, and, the non-filing Party will promptly reimburse the other Party for its portion of the Transfer Taxes so payable upon receipt of written notice that such Transfer Taxes are payable. The Parties will cooperate, to the extent reasonably requested and as permitted by Applicable Law, in minimizing any such Transfer Taxes.

(d) Cooperation in Tax Matters. Sellers and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 5.4 or in connection with any audit or other proceeding in respect of Taxes of the Company, the Purchased Assets, or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Taxing Authorities. Each of Sellers and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company, the Purchased Assets, or the Business for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents (other than Tax Returns, schedules and work papers, records and other documents with respect to Income Taxes of any Seller or Related Subsidiary) in its possession relating to Tax matters of the Company, the Purchased Assets, or the Business for any taxable period beginning before the Closing Date, Sellers or Purchaser (as the case may be) shall provide the other Party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

(e) Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date, none of the Company, Sellers, or any of Sellers’ respective Affiliates and their respective Representatives shall have any further rights or Liabilities thereunder.

(f) Contests. Purchaser agrees to promptly give written notice to Sellers of the receipt of any notice by the Company, Purchaser or any of Purchaser’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of any Excluded Taxes (a “Tax Claim”). Sellers, at their sole cost and expense, shall have the right to control the defense, compromise, or other resolution of any Tax Claim, including responding to inquiries, filing Tax Returns and contesting, defending against, and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Claim; provided, however, that Sellers and none of their respective Affiliates shall enter into any settlement of, or otherwise compromise, any Tax Claim that adversely affects or may adversely affect the Tax liability of Purchaser, the Company or any Affiliate of Purchaser or the Company for any period ending after the Closing Date, including the portion of any Straddle Period that is after the

Closing Date, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned, or delayed, provided further that no such consent of Purchaser shall be required to the extent such Tax Claim relates solely to an Excluded Tax or relates to an affiliated, consolidated, combined, or unitary Tax Return filed by Avast Software, Inc. Sellers shall keep Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Claim, and shall reasonably consider any comments made by Purchaser regarding the conduct of, or positions taken in, any such proceeding.

(g) Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Section 5.4 or with respect to Excluded Taxes shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Applicable Law.

(h) Payments to Purchaser. Any amounts payable to Purchaser pursuant to this Section 5.4 shall be satisfied: (i) from the Escrow Amount; and (ii) to the extent such amounts exceed the Escrow Amount available to Purchaser, from Sellers.

(i) Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 2.16 and this Section 5.4 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days.

(j) Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this Section 5.4, the provisions of this Section 5.4 shall govern.

Section 5.5 Further Actions; Continuity of Operations.

(a) At any time or from time to time after the Closing, at the other Party’s request, each of Sellers, on the one hand, and Purchaser, on the other hand, will, and will cause their respective controlled Affiliates to (i) execute and deliver to the other Party such further instruments of transfer, conveyance, assignment necessary to effectively transfer, convey and assign to Purchaser all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances) and the assumption of the Assumed Liabilities, in accordance with the terms of this Agreement; (ii) promptly deliver to Purchaser (A) any mail, packages and other communications addressed to any Seller or any of the Related Subsidiaries relating to the Business as operated by Purchaser following the Closing and (B) any cash or other property that any Seller or any of the Related Subsidiaries receives and that constitutes a Purchased Asset arising after the Closing, and (iii) promptly deliver to Sellers (A) any mail, packages and other communications addressed to any Seller following the Closing and (B) any cash or other property that any Purchaser receives and that constitutes an asset or property of any Seller and not due to the Business or should have otherwise been sent to Sellers or an Affiliate of Sellers (including promptly forwarding invoices or similar documentation to Sellers).

(b) To the extent that Purchaser cannot be granted physical possession of any Purchased Asset as of the Closing Date, such Purchased Asset will be held by Sellers for and on behalf of Purchaser until such time as Purchaser is able to take possession thereof.

(c) If, at any time after the Closing, an invoice, bill, purchase order or other similar documentation, in each case relating to an Assumed Liability, from any customer, supplier or other contracting party of the Company, any Related Subsidiary or the Business is received by any Seller and such Seller actually pays any amount with respect thereto, upon receipt of written notice and reasonable supporting documentation from such Seller, Purchaser shall promptly reimburse Seller for any and all such amount actually paid by such Seller.

Section 5.6 Intentionally Omitted.

Section 5.7 Cooperation Agreement. Purchaser and Parent shall use reasonable best efforts to enter into an agreement prior to Closing based on the terms and conditions set forth in that certain term sheet attached hereto as Exhibit N.

Section 5.8 Reasonable Efforts.

(a) Each of the Parties agrees to use reasonable best efforts, and to cooperate with each other Party, to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, including, subject to any applicable limitations set forth in this Section and other provisions of this Agreement, causing the satisfaction of the respective conditions set forth in ARTICLE VI and executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable for effecting the consummation of the Transactions. Notwithstanding anything to the contrary herein, nothing in this Agreement will require Purchaser or any of its Affiliates to, and, except with the prior written consent of Purchaser, Sellers will not take any action to, consent or proffer to divest, hold separate, or enter into any license or similar Contract with respect to, or agree to restrict the ownership or operation of, any business or assets of Purchaser or any of its Affiliates.

Section 5.9 Records and Documents.

(a) For a period of seven (7) years after the Closing Date or such other longer period as required by applicable Law, Purchaser shall and shall cause the Company to preserve and retain, all corporate, accounting, Tax, legal, auditing, human resources and other books and records of the Company (including (i) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations and (ii) all Tax returns, schedules, work papers and other material records or other documents relating to Taxes) relating to the conduct of the business and operations of the Company prior to the Closing Date and to the extent in the possession of the Company at Closing. Notwithstanding the foregoing, during such seven (7)-year period, Purchaser may dispose of any such books and records which are offered to, but not accepted by, the Sellers. Notwithstanding any other provisions hereof, the obligations of Purchaser and the Company contained in this Section 5.9 shall be binding upon the successors and assigns of Purchaser and the Company.

(b) For a period of seven (7) years after the Closing, subject to applicable Law, at Purchaser’s request, Sellers will, and will cause the Related Subsidiaries to, provide, at Purchaser’s expense, Purchaser and its authorized Representatives with reasonable access to and the right to make copies of those records and documents related to the Business or to the Company and its operation for periods prior to Closing, the possession of which is retained by Sellers or the Related Subsidiaries, as may be necessary or useful in connection with the conduct of the Business (including the Company’s business) after the Closing, (i) to the extent necessary to permit Purchaser to comply with its financial reporting, tax reporting, accounting or auditing obligations with respect to the Business and (ii) in connection with any Action related to either the Purchased Assets and Assumed Liabilities or the conduct of the Business (other than any Action in which Seller or any Related Subsidiary is an adverse party to Purchaser or any of its Affiliates). Notwithstanding the foregoing, during such seven (7)-year period, Sellers may dispose of any such books and records which are offered to, but not accepted by, the Purchaser.

(c) In the event and for so long as Purchaser, Sellers, the Company or the Related Subsidiaries are actively contesting or defending against any Action, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or the Business, each of the other parties shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary or reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.

Section 5.10 Companion License Agreement. From and after the Closing, Parent and/or its Affiliates will license to Purchaser, certain Intellectual Property Rights under the terms of the license agreement in the form attached hereto as Exhibit M (the “Companion License Agreement”).

Section 5.11 Post-Closing License Agreement. From and after the Closing, Purchaser and the Company will license to Sellers and certain of their Affiliates, certain Intellectual Property Rights under the terms of the license agreement in the form attached hereto as Exhibit D (the “Post-Closing License Agreement”).

Section 5.12 Noncompetition Agreement. From and after the Closing, Sellers and its Affiliates and Purchaser and its Affiliates will be subject to the terms of the Noncompetition Agreements in the form attached hereto as Exhibit E (the “Noncompetition Agreements”) in accordance with the terms, and subject to the conditions, therein.

Section 5.13 Transition Services. From and after the Closing, Sellers and the Related Subsidiaries, as applicable, will provide Transition Services to Purchaser, the Company and its Affiliates under the terms of the Transition Services Agreement in the form attached hereto as Exhibit F (the “Transition Services Agreement”).

Section 5.14 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; it being understood that any Liabilities arising out of the failure of any Seller (or any of the Related Subsidiaries) to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.15 Releases. At the Closing, Sellers will, and shall cause the Related Subsidiaries to, execute and deliver to Purchaser a Release in the form attached hereto as Exhibit G-1 (the “Release”) pursuant to which Sellers and the Related Subsidiaries will cause any and all claims of each Seller Releasor (as defined therein) against any Seller Releasee (as defined therein) to be released effective as of the Closing. At the Closing, Purchaser will execute and deliver to Sellers a Release in the form attached hereto as Exhibit G-2 (the “Release”) pursuant to which will cause any and all claims of each Purchaser Releasor (as defined therein) against any Purchaser Releasee (as defined therein) to be released effective as of the Closing.

Section 5.16 Purchaser Shares. In connection with the issuance of the Purchaser shares, Purchase shall enter into a registration rights agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

Section 5.17 Insurance. From and after the Closing Date, the Company shall cease to be insured by the insurance policies held by Sellers, or by any of their self-insured programs, and neither Purchaser nor its Affiliates (including, after the Closing, the Company) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Company or any Liability arising from the operation of the Business. Sellers and their Affiliates may, to be effective as of the Closing, amend any insurance policies in the manner it deems appropriate to give effect to this Section 5.17. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Company, the Related Subsidiaries and the Business. Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of the Company, or the Business under or in respect of any past or current insurance policy of Sellers under which the Company or Affiliates thereof or the Business is an additional insured.

Section 5.18 Misallocated Assets. If following the Closing, any right, property or asset not forming part of the Business or Purchased Assets is found to have been transferred to Purchaser in error, either directly or indirectly, Purchaser shall transfer, or shall cause its Affiliates (including, after the Closing, the Company) to transfer, for no additional consideration, such right, property or asset (and any related Liability) as soon as practicable to one or more members of the Sellers indicated by Sellers. If, following the Closing, any right, property or asset forming part of the Business or Purchased Assets is found to have been retained by Sellers in error, either directly or indirectly, Sellers shall transfer, or shall cause to transfer, for no additional consideration, such right, property or asset (and any related Liability) as soon as practicable to Purchaser or an Affiliate of Purchaser (including the Company) indicated by Purchaser.

Section 5.19 Conflicts; Privileges. It is acknowledged by each of the parties that the Sellers have retained White & Case LLP (“W&C”) to act as their counsel in connection with the transactions contemplated hereby and that W&C has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party to this Agreement or Person has the status of a client of W&C for conflict of interest or any other purposes as a result thereof. Purchaser hereby agrees that, following the Closing, if a dispute arises between Purchaser or any of its Affiliates (including after the Closing, the Company) and any Seller arising out of or relating to this Agreement, W&C may represent such Seller in such dispute even though the interests of such Seller may be directly adverse to Purchaser or any of its Affiliates (including after the Closing, the Company), and even though W&C may have, prior to the Closing, represented the Company in a matter substantially related to such dispute, or may be, following the Closing, handling unrelated ongoing matters for the Sellers, Purchaser, the Company or a Related Subsidiary or their respective Affiliates. Additionally, Purchaser and the Company hereby (i) waive, on behalf of themselves and each of their Affiliates, any claim they have or may have that, as a result of such representation of the Sellers and their Affiliates, W&C has a conflict of interest in connection with, or is otherwise prohibited from engaging in such representation, and (ii) agree that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including after the Closing, the Company) and the Company, any Related Subsidiary, or any Seller arising out of or relating to this Agreement, then W&C may represent any Seller in such dispute even though the interest of any such party may be directly adverse to Purchaser or any of its Affiliates (including after the Closing, the Company), the Company and even though W&C may have, prior to the Closing, represented the Company in a matter substantially related to such dispute, or may be handling unrelated ongoing matters for Purchaser or the Company or their respective Affiliates. Parent further agrees that, as to all communications between W&C, on the one hand, and any of the Company or any Seller, on the other hand, to the extent related to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to such Seller (other than, following the Closing, the Company) and may be controlled by such Seller (other than, following the Closing, the Company) and shall not pass to or be claimed by Purchaser or, following the Closing, the Company.

Section 5.20 Trademarks and Other Intellectual Property Rights. Purchaser agrees that from and after the Closing, Purchaser and its Affiliates (including the Company and its Subsidiaries):

(a) will have no right, title, interest, license or any other right whatsoever (whether by implication or otherwise) in or to any of the Seller Marks (and that none of the Sellers nor any of the Relevant Subsidiaries has assigned any right, title, interest, license or other right therein to Purchaser, the Company and their Affiliates); and

(b) will not use, register, or apply to register any of the Seller Marks or any words, names, logos or Trademarks that are confusingly similar thereto.

Section 5.21 Unreimbursed Auditor Consultant Expenses. Purchaser shall, promptly following request therefor from Sellers, reimburse Sellers for the Unreimbursed Expenses.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:

(a) Representations, Warranties and Covenants of Sellers.

(i) Each Seller will have performed in all material respects its obligations hereunder required to be performed by it on or prior to the Closing Date; and

(ii) Each of the representations and warranties of Sellers set forth ARTICLE II will have been true and correct in all respects (except that representations and warranties that are made as of a specified date will be true and correct as of such specified date); except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) [Intentionally omitted].

(c) Material Contract. The Contract set forth on Schedule 6.1(c) shall not have been terminated in full.

(d) Injunctions; Illegality. No Law or Order (that has not been vacated, withdrawn or overturned) shall be in effect that restrains, enjoins, prevents, or otherwise prohibits the transactions contemplated hereby.

(e) Closing Deliveries. Sellers will have complied in all material respects with their obligation to deliver to Purchaser the documents and other items required to be delivered by it pursuant to Section 7.2(a).

(f) No Material Adverse Effect. Since the date hereof, no Material Adverse Effect will have occurred.

Section 6.2 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:

(a) Representations, Warranties and Covenants of Purchaser.

(i) Purchaser will have performed in all material respects its obligations hereunder required to be performed by it on or prior to the Closing Date; and

(ii) Each of the representations and warranties of Purchaser set forth ARTICLE III will have been true and correct in all respects (except that representations and warranties that are made as of a specified date will be true and correct as of such specified date); except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

(b) [Intentionally omitted].

(c) Injunctions; Illegality. No Law or Order (that has not been vacated, withdrawn or overturned) shall be in effect that restrains, enjoins, prevents or otherwise prohibits the transactions contemplated hereby.

(d) Registration Rights Agreement. To the extent Purchaser Shares will be issued, the Registration Rights Agreement executed by Purchaser will have been delivered by Purchaser.

(e) Purchaser Shares. Purchaser Shares, if proposed to be issued, shall be approved to be listed on Nasdaq, subject only to official notice of issuance.

(f) Closing Deliveries. Purchaser will have complied in all material respects with its obligation to deliver to Sellers the documents and other items required to be delivered by it pursuant to Section 7.2(b).

Section 6.3 Frustration of Closing Conditions. Neither Sellers nor Purchaser may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or such Party’s failure to act in compliance with the terms of this Agreement, including to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.8.

ARTICLE VII

CLOSING

Section 7.1 Closing. Subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the closing of the sale of the Membership Interests and the Purchased Assets to, and the assumption of the Assumed Liabilities by, Purchaser and the other Transactions (the “Closing”) will take place by means of a virtual closing through electronic exchange of signatures, at 10:00 A.M. (prevailing Eastern Time) on April 15, 2021, or at such other time, date or place as the Parties hereto shall agree in writing; provided, that, if either Purchaser or Sellers reasonably and in good faith determine that they are unable to close on April 15, 2021, due to administrative human resources reasons or to allow for the thirty (30) day notice period to expire in connection with the notice given by such Party’s Affiliate pursuant to Section 4.9 (notwithstanding that such extension may not be sufficient to allow the thirty (30) day notice period to expire prior to Closing), then either party may unilaterally decide to extend the Closing Date to April 23, 2021 by providing written notice to the other party at least two days prior to April 15, 2021. The day on which the Closing actually occurs is referred to herein as the “Closing Date”. For the avoidance of doubt, the expiry of the thirty (30) day notice period in connection with the notice given by a Party’s Affiliate pursuant to Section 4.9 shall not constitute a condition to Closing. Without prejudice to the provisions of this Agreement which provides that certain components of the Purchase Price shall be determined as of a specified date and time, for financial accounting and tax purposes, all documents to be executed and delivered by or on behalf of the Parties at the Closing shall be deemed to have been taken and executed simultaneously, effective as of 12:01 A.M. (prevailing Eastern Time) on the Closing Date. No documents shall be deemed to have been executed or delivered until all have been taken, executed and delivered.

Section 7.2 Deliveries at Closing.

(a) On the Closing Date (or prior to the Closing Date where indicated), Sellers will execute (where applicable) and deliver, or will cause the Company and/or the Related Subsidiaries to execute (where applicable) and deliver, to Purchaser (or, as the case may be, its relevant subsidiary):

(i) subject to Section 1.7, the Purchased Assets, free of Encumbrances (other than Permitted Encumbrances), other than any Non-Transferrable Asset;

(ii) the Membership Interests and related assignment in the form of Exhibit H;

(iii) a bill of sale in the form of Exhibit I hereto (the “Bill of Sale”) duly executed by Sellers and each of the Related Subsidiaries;

(iv) an assignment and assumption agreement in the form of Exhibit J hereto (the “Assignment and Assumption Agreement”) and duly executed by Sellers and the Related Subsidiaries;

(v) an Intellectual Property Rights assignment in the form of Exhibit K hereto (the “IP Assignment”) duly executed by the applicable Sellers or relevant Related Subsidiaries;

(vi) the Implementation Business Transfer Agreement in the form of Exhibit L hereto and duly executed by the Company, Seller Czech Affiliate and Seller Slovak Affiliate;

(vii) the Escrow Agreement, duly executed by Sellers;

(viii) the Transition Services Agreement, duly executed by Sellers and the Related Subsidiaries that are a party thereto;

(ix) the Post-Closing License Agreement, duly executed by Sellers;

(x) the Companion License Agreement, duly executed by Sellers;

(xi) the Noncompetition Agreements, duly executed by Parent;

(xii) the Release, duly executed by Sellers;

(xiii) the Registration Rights Agreement duly executed by Sellers;

(xiv) a certificate of good standing of the Company from the Secretary of State of Delaware;

(xv) a certificate executed by a duly authorized officer of the Direct Seller, dated as of the Closing Date, certifying that each of the conditions set forth in Section 6.1(a) and Section 6.1(e) have been satisfied or waived;

(xvi) resignation letters, in a form reasonably acceptable to Purchaser, of the managers and officers of the Company requested in writing by Purchaser to Seller no later than five (5) Business Says prior to the Closing Date; and

(xvii) the amendment letter to the Contract set forth on Schedule 6.1(c) substantially in the form of Exhibit O hereto.

(b) On the Closing Date, Purchaser will:

(i) deliver to Sellers the Closing Purchase Price, and if Purchaser Shares are delivered will deliver evidence of the issuance of the Purchaser Shares registered in the name of Sellers in the non-certificated direct registry system of Purchaser’s transfer agent, in accordance with the terms of Section 1.5(c);

(ii) pay to the Escrow Agent the Escrow Amount;

(iii) pay the aggregate amount, if any, of the Transaction Expenses in the amounts and to such accounts a set forth in the Estimated Closing Statement;

(iv) deliver to Sellers a certificate executed by a duly authorized officer of Purchaser, dated as of the Closing Date, certifying that each of the conditions set forth in Section 6.2(a) have been satisfied or waived in all respects;

(v) deliver to Sellers, the Bill of Sale, the Assignment and Assumption Agreement, the Implementation Business Transfer Agreement (duly executed by Purchaser Czech Affiliate and Purchaser Slovak Affiliate), the IP Assignment, the Post-Closing License Agreement, the Noncompetition Agreements, the Release, the Registration Rights Agreement (as applicable), the Transition Services Agreement, and the Release, in each case duly executed by Purchaser (and, where applicable, Purchaser’s applicable Affiliate); and

(vi) deliver to Sellers, the Escrow Agreement, duly executed by Purchaser and executed by the Escrow Agent.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES,

AND COVENANTS; INDEMNIFICATION

Section 8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 2.16 which are subject to Section 5.4) shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that (i) the Fundamental Representations shall survive the Closing and cease to be of any force or effect on the date that is five (5) years from the Closing Date, and (ii) the representations and warranties contained in Section 2.15 shall survive the Closing and cease to be of any force or effect on the date that is two (2) years from the Closing Date. Subject to the limitations and other provisions of this Agreement, all covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Section 5.4 which are subject to Section 5.4) to be performed, in whole or in part, after the Closing Date shall survive the Closing in accordance with their terms; provided, that all covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Section 5.4 which are subject to Section 5.4) to be fully performed at or prior to the Closing shall remain in full force and effect until the date that is three (3) months following the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.2 Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VIII, effective from and after the Closing Date, Sellers, jointly and severally, shall indemnify and defend each of Purchaser and its Affiliates (including the Company) and their respective managers, officers, directors, employees, successors and assigns (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred by, or imposed upon, the Purchaser Indemnitees to the extent arising out of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement, the Transaction Documents or in the certificate delivered by the Direct Seller pursuant to Section 7.2(a)(xv) of this Agreement (other than in respect of Section 2.16, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Section 8.2(e));

(b) any breach of any covenant or agreement of any Seller contained in this Agreement or the Transaction Documents;

(c) any Liability related to the Identified Claim, subject to the terms, conditions and limitations set forth in Schedule 8.2(c);

(d) any Excluded Liability (other than Excluded Taxes); and

(e) any Excluded Taxes.

Section 8.3 Indemnification by Purchaser. Subject to the other terms and conditions of this ARTICLE VIII, effective from and after the Closing Date, Purchaser shall indemnify and defend each Seller, their respective Affiliates and their respective managers, officers, directors, employees, successors and assigns (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred by, or imposed upon, the Seller Indemnitees to the extent arising out of:

(a) any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement, the Transaction Documents or in the certificate delivered by or on behalf of Purchaser pursuant to Section 7.2(b)(iv) of this Agreement; or

(b) any breach of any covenant or agreement of Purchaser contained in this Agreement or the Transaction Documents; or

(c) any Assumed Liability.

Section 8.4 Certain Limitations. Notwithstanding any other provision in this Agreement to the contrary, the indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Purchaser Indemnitees for indemnification under Section 8.2(a) (i) unless such claim for indemnification individually or a series of related claims involves Losses in excess of Fifty Thousand Dollars ($50,000) (the “De Minimis Amount”), it being understood that if such Losses do not exceed the De Minimis Amount, such Losses shall not be applied to or considered for purposes of calculating the aggregate amount of the Purchaser Indemnitees’ Losses under Section 8.2(a), and (ii) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds Five Hundred Thousand Dollars ($500,000) (the “Basket”), in which event Sellers shall be required to pay or be liable only for such aggregate Losses in excess of the Basket. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.2(a) shall not exceed Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000.00) (the “Cap”). The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.2 shall not exceed the Purchase Price.

(b) Purchaser shall not be liable to the Seller Indemnitees for indemnification under Section 8.3(a) (I) unless such claim for indemnification individually or a series of related claims involves Losses in excess of the De Minimis Amount, it being understood that if such Losses do not exceed the De Minimis Amount, such Losses shall not be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnitees Losses under Section 8.3(b) and (II) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Basket, in which event Purchaser shall be required to pay or be liable only for such aggregate Losses in excess of the Basket. The aggregate amount of all Losses for which Purchaser shall be liable pursuant to Section 8.3(a) shall not exceed the Cap. The aggregate amount of all Losses for which Purchaser shall be liable pursuant to Section 8.3 shall not exceed the Purchase Price.

(c) Notwithstanding the foregoing, the limitations set forth in the first and second sentences of Section 8.4(a) and the first and second sentences of Section 8.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in any of the Fundamental Representations.

(d) Notwithstanding any provision to the contrary in this Agreement, in no event shall any Indemnified Party be entitled to double recovery under this Agreement. In particular, in the event any circumstances given rise to a Loss constitute a breach of more than one representation and warranty, obligation or covenant on the part of any Indemnifying Party, the Indemnified Party shall only collectively be entitled to be indemnified once in respect of such Loss. Furthermore, the amount of any Loss for which indemnification is provided hereunder shall be net of (a) any amounts recovered (net of collection costs) by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third-party (other than this Agreement), (b) any insurance proceeds (net of collection costs) received by the Indemnified Party, or that the Indemnified Party is entitled to receive under existing insurance policies in connection with the relevant Loss (it being agreed that if third-party insurance or indemnification proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), (c) an amount equal to the actual cash Tax savings or benefits realized by the Indemnified Party that are directly attributable to such Loss and that are realized in the same taxable year as such Loss is incurred, (d) any accruals or reserves on the Abbreviated Financials, and (e) any amount for which a reserve or accrual is established in Closing Net Working Capital or which has otherwise been taken into account as a liability for purposes of the calculation of the Purchase Price. Each Indemnified Party shall use commercially reasonable efforts to obtain such recoveries from such insurance policies. Each Indemnified Party shall take commercially reasonable steps to mitigate any Losses after such Indemnified Party becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses.

(e) For purposes of this ARTICLE VIII, for purposes of determining the amount of Losses suffered (but not whether a breach occurred) as a result of any breach of any representation or warranty, no effect shall be given to any “materiality,” or “Material Adverse Effect”.

Section 8.5 Indemnification Procedures. The Party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense and control of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller or the Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a material supplier or material customer of the Business or the Company or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof in its sole and absolute discretion. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects in writing not to compromise or defend such Third Party Claim, fails within twenty (20) Business Days to notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or a court of competent jurisdiction has determined that the Indemnifying Party has failed to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.1) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall be authorized to enter into a settlement and/or consent to the entry of any judgment arising from any Third Party Claim, in its sole discretion, without the consent of any Indemnified Party solely to the extent that (i) such settlement or judgment does not involve any injunctive relief binding on any of the Indemnified Parties, finding or admission of any violation of Law or admission of wrongdoing by any Indemnified Party or otherwise materially restrict or impact the business of the Indemnified Party, (ii) the Indemnifying Party shall pay or cause to be paid all amounts in such settlement or judgment (other than solely with respect to the Basket, to the extent that such liabilities would constitute Losses to which the Basket would be applicable in accordance with the applicable provisions of Section 8.4) and (iii) the Indemnifying Party obtains, as a condition to any settlement or other resolution, a complete and unconditional release of the Indemnified Parties potentially affected by such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s or Company’s premises and personnel, as applicable, and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company or relating to the Purchased Asset or the Business (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 2.16 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Section 5.4) shall be governed exclusively by Section 5.4 hereof.

Section 8.6 Payments; Escrow.

(a) The Indemnifying Party shall pay all amounts payable pursuant to ARTICLE VIII in immediately available funds, to an account specified by the Indemnified Party, no later than twenty (20) days following any Final Determination of such Loss and the Indemnifying Party’s liability therefor. A “Final Determination” shall exist, or a claim shall be “Finally Determined”, when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

(b) Notwithstanding the foregoing, any Losses payable to a Purchaser Indemnitee pursuant to this ARTICLE VIII shall be satisfied: (i) first from the Escrow Amount; and (ii) thereafter to the extent the amount of Losses exceeds the Escrow Amount remaining available to the Purchaser Indemnitee, from Sellers.

Section 8.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

Section 8.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 6.1(a)(ii) or Section 6.2(a)(ii), as the case may be.

Section 8.9 Exclusive Remedies. Subject to Section 1.5(d) and Section 10.11, the Parties acknowledge and agree that following the Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 5.4 and this ARTICLE VIII. In furtherance of the foregoing, effective at the Closing, each Party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in Section 5.4 and this ARTICLE VIII. Nothing in this Section 8.9 shall limit any Person’s rights in the event of Fraud.

ARTICLE IX

TERMINATION

Section 9.1 Termination. At any time prior to the Closing, this Agreement may be terminated:

(a) by mutual written consent of Purchaser and Sellers;

(b) by either Purchaser or Sellers, if the Closing will not have occurred on or before April 30, 2021 or such other date that Purchaser and Sellers may mutually agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this subsection will not be available to Sellers if a breach of this Agreement by any Seller has resulted in the failure of the Closing to occur before the Termination Date; and provided, further, that the right to terminate this Agreement under this subsection will not be available to Purchaser if a breach of this Agreement by Purchaser has resulted in the failure of the Closing to occur before the Termination Date;

(c) by either Purchaser or Sellers, if following the date of this Agreement any Law or Order preventing the consummation of the Transactions will have become final and nonappealable; provided, that no party may terminate this Agreement pursuant to this Section 9.1(c) if such party’s breach of this Agreement proximately causes, or results in, such Law or Order;

(d) [intentionally omitted];

(e) by Purchaser, (i) if any of the representations and warranties of Sellers contained in ARTICLE II shall fail to be true and correct, or (ii) there shall be a breach by Sellers of any covenant or agreement of Sellers contained herein that, in either case, (A) would result in the failure of any of the conditions set forth in Section 6.1 to be satisfied and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by the Purchaser to Sellers and (y) the day that is five (5) Business Days prior to the Termination Date; provided, that Purchaser may not terminate this Agreement pursuant to this Section 9.1(e) if Purchaser is in material breach of this Agreement; or

(f) by Sellers, (i) if any of the representations and warranties of Purchaser contained in ARTICLE III shall fail to be true and correct, or (ii) there shall be a breach by Purchaser of any covenant or agreement of Purchaser contained herein that, in either case, (A) would result in the failure of any of the conditions set forth in Section 6.2 to be satisfied and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by the Sellers to Purchaser and (y) the day that is five (5) Business Days prior to the Termination Date; provided, that Sellers may not terminate this Agreement pursuant to this Section 9.1(f) if Sellers are in material breach of this Agreement.

The Party seeking to terminate this Agreement pursuant to this Section (other than subsection (a)) will give written notice of such termination to the other Party specifying the provision pursuant to which such termination is being made.

Section 9.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 9.1, this Agreement will be of no further force and effect and there will be no Liability or obligation on the part of Purchaser or Sellers; provided, however, that (a) the provisions of Section 5.1, Section 5.2, this Section 9.2, ARTICLE X and the NDA will remain in full force and effect and survive any termination of this Agreement and (b) nothing herein will relieve any party hereto from Liability in connection with any willful breach of such Party’s representations, warranties or covenants contained herein, which Liability, for the avoidance of doubt, will not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party and such party’s equityholders taking into consideration relevant matters, including combination opportunities and time value of money, and consequential, indirect, special and/or punitive damages, including taking into account diminution in value of the Company and the Business.

ARTICLE X

MISCELLANEOUS

Section 10.1 Entire Agreement; Assignment; Successors. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement and the other Transaction Documents may not be assigned by operation of Law or otherwise; provided, however, that (a) Purchaser or Sellers may assign or delegate any or all of its rights and obligations under this Agreement, including the right to purchase or assign certain or all of the Purchased Assets, to any direct or indirect Subsidiary of Purchaser, but no such assignment will relieve Purchaser or Sellers of its obligations hereunder; and (b) following the Closing, Purchaser may assign or delegate any or all of its rights and obligations under this Agreement to any purchaser of the Business, the Company or any of the Purchased Assets, but no such assignment or delegation will relieve Purchaser of its obligations hereunder. Any purported assignment of this Agreement in contravention of this Section 10.1 will be null and void and of no force or effect. Subject to the preceding sentences of this Section 10.1, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other Transaction Document, the terms of this Agreement will govern.

Section 10.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the Transactions will be consummated as originally contemplated to the fullest extent possible.

Section 10.3 Notices. All notices and other communications hereunder will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, (b) if by email, upon electronic confirmation of receipt, or, if not transmitted on a Business Day, the first Business Day following transmission, provided that a copy of such notice or other communication is promptly mailed by registered or certified mail, return receipt requested, postage prepaid, following the transmission of such email, (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier (or in the case of any recipients sending or receiving notices outside of the United States, then on the second Business Day following the date of dispatch); or (d) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. In addition to the requirements of the immediately foregoing sentence, a copy (which copy will not constitute notice) of all notices and other communications hereunder must also be sent by email. All notices hereunder will be delivered to the addresses set forth below:

(a)	if to Purchaser:

Smith Micro Software, Inc.

5800 Corporate Drive, 5th Floor

Pittsburgh, PA 15237

Attention:         Tim Huffmyer

Email:                thuffmyer@smithmicro.com

with a copy to (which copy will not constitute notice):

Buchanan Ingersoll & Rooney PC

Union Trust Building, 501 Grant Street, Suite 200

Pittsburgh, PA 15219-4413

Attention:         Brian Novosel

Email:               brian.novosel@bipc.com

(b)	if to Parent:

Avast plc

110 High Holborn,

London, England, WC1V 6JS

Attention:         Trudy Morgan, General Counsel

Email:               trudy.morgan@avast.com

with a copy to (which copy will not constitute notice):

White & Case LLP

5 Old Broad Street,

London EC2N 1DW

Attention:         Ian Bagshaw

Email:              ian.bagshaw@whitecase.com

(c)	if to Direct Seller:

AVG Technologies USA, LLC

2625 Broadway Street, Redwood City,

County of San Mateo, CA, 94063, US

Attention:         Trudy Morgan, General Counsel

Email:               trudy.morgan@avast.com

with a copy to (which copy will not constitute notice):

White & Case LLP

5 Old Broad Street,

London EC2N 1DW

Attention:         Ian Bagshaw

Email:              ian.bagshaw@whitecase.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.4 Intentionally Omitted.

Section 10.5 Governing Law. This Agreement will be deemed to be made and in all respects will be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws principles thereof, including Title 10, §8106(c) of the Delaware Code as it relates to survival periods set forth in Section 8.1.

Section 10.6 Submission to Jurisdiction. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware, and the federal courts of the U.S. sitting in Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, the Transaction Documents and of the documents referred to in this Agreement and the Transaction Documents, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement of this Agreement, the Transaction Documents or of any such other document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement, any Transaction Document or any such other document may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute. A Party that obtains a judgment against the other Party in the courts identified in this Section 10.6 may enforce that judgment in any court that has jurisdiction over the Parties. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY, ON BEHALF OF IT AND ITS AFFILIATES, WAIVES ANY RIGHT TO TRIAL BY JURY.

Section 10.7 Interpretation; Article and Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections, subsections, clauses, Annexes, Exhibits and Schedules are references to Articles, Sections, subsections, clauses, Annexes, Exhibits and Schedules, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include” or “including” mean “include, without limitation,” or “including, without limitation,” as the case may be, and the language following “include” or “including” will not be deemed to set forth an exhaustive list. The word “or” will not be limiting or exclusive. References to days are to calendar days; provided, that any action otherwise required to be taken on a day that is not a Business Day will instead be take on the next Business Day. As used in this Agreement, the singular or plural number will be deemed to include the other whenever the context so requires. Any capitalized terms used in any Annex, Exhibit, Schedule or other Transaction Document but not otherwise defined therein will have the meaning as defined in this Agreement. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

Section 10.8 No Third Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns and, except as expressly provided herein, nothing in this Agreement is intended to or will confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement (in each case, other than the Indemnitees) and the intended third party beneficiaries of Section 10.15.

Section 10.9 Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original but all of which will constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature will constitute an original for all purposes.

Section 10.10 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each Party.

Section 10.11 Specific Performance.

(a) The Contracting Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Contracting Parties and the third-party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each Contracting Party further agrees that no Contracting Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each Contracting Party (i) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (ii) agrees, subject only to the immediately succeeding sentence, to cooperate fully in any attempt by the Contracting Parties in obtaining such equitable relief. Each Contracting Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

(b) The parties hereto agree that (i) by seeking the remedies provided for in this Section 10.11 (including the commencement of legal proceedings), a party shall not in any respect waive its right to terminate this Agreement in accordance with the terms of ARTICLE IX or waive its right to seek at any time any other form of relief that may be available to a party under this Agreement; provided, that nothing set forth in this Section 10.11shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.11 prior to or as a condition to exercising any termination right under ARTICLE IX (and pursuing monetary damages following such termination).

(c) If a court of competent jurisdiction has declined to specifically enforce the obligations of either Party to consummate the Closing pursuant to a claim for specific performance brought against such Party and has instead granted an award of damages for such alleged breach, then the non-breaching Party may enforce such award.

Section 10.12 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the other Transaction Documents and the Transactions will be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

Section 10.13 Waivers. No failure or delay of a Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as provided in Section 8.9, the rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver will be valid only if set forth in a written instrument executed and delivered by such Party.

Section 10.14 No Presumption Against Drafting Party. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.15 Non-Recourse. Except to the extent otherwise set forth in the NDA, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). Except as set forth in any other Contract between a Contracting Party and a Nonparty Affiliate, no Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, stockholder, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, stockholder, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the NDA or any other Contract between a Contracting Party and a Nonparty Affiliate), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty

Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the NDA or any other Contract between a Contracting Party and a Nonparty Affiliate, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Smith Micro Software, Inc.

By:	/s/ William W. Smith, Jr.
Name:	William W. Smith, Jr.
Title:	President, Chief Executive Officer & Chairman of the Board

Avast plc

By:	/s/ Phil Marshall
Name:	Phil Marshall
Title:	Director

AVG Technologies USA, LLC

By:	/s/ Kelby Barton
Name:	Kelby Barton
Title:	President

Location Labs, LLC

By:	/s/ Kelby Barton
Name:	Kelby Barton
Title:	President

ANNEX A

CERTAIN DEFINITIONS

For the purposes of this Agreement, the following capitalized terms will have the meanings set forth below (which will apply equally to both the singular and plural forms of such terms):

“$” means Dollars.

“20% Threshold” has the meaning set forth in Section 1.5(c)(ii)(B).

“Abbreviated Financials” means those abbreviated financial statements for the Business consisting of statements of the acquired assets, Company Liabilities and Assumed Liabilities, and statements of revenues and direct expenses (excluding corporate overhead, interest, and taxes), and in each case, the related notes, prepared in accordance with GAAP, for the years ended December 31, 2019 and December 31, 2020, and in each case with an audit opinion.

“Accounting Firm” means an international accounting firm that does not have a material relationship with Purchaser, Sellers, the Company or any of the Related Subsidiaries and that is mutually acceptable to Sellers and Purchaser; provided that, in the event that Sellers and Purchaser cannot agree on such accounting firm within ten (10) days, then PwC shall be the Accounting Firm.

“Accounting Policies” has the meaning set forth in Section 1.5(b).

“Action” means any claim, cause of action, litigation, suit, demand, inquiry, proceeding (including before the U.S. International Trade Commission), audit, investigation or other action by or before any Governmental Entity, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person. For the purposes of this definition, “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner, or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 1.6(a).

“Amended Contracts” has the meaning set forth in Section 4.4(a).

“Applicable Anti-Corruption Laws” has the meaning set forth in Section 2.19(a).

“Applicable Law” means, with respect to any Person, any Law applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

“Assignment and Assumption Agreement” has the meaning set forth in Section 7.2(a).

“Assumed Contracts” has the meaning set forth in Section 1.1(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Avast Code” has the meaning set forth in the Companion License Agreement.

“Avast CZ” means Avast Software s.r.o., with its registered seat at Pikrtova 1737/1a, Nusle, 140 00 Prague 4, Czech Republic, Business ID No. 021 76 475, registered in the Commercial Register maintained by the Municipal Court in Prague, File No. C 216540.

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“Avast SK” means Avast Slovakia s.r.o., a limited liability company incorporated and existing under the laws of the Slovak Republic, with its seat at Poštová 1, Žilina 010 08, Slovak Republic, Business ID No. 51 771 748, registered in the Commercial Register maintained by the District Court in Žilina, Section Sro, File No. 70355/L.

“Base Net Working Capital” means Four Million Five Hundred Twenty Nine Thousand Eight Hundred Eighty Dollars ($4,529,880).

“Base Purchase Price” means Sixty Six Million Dollars ($66,000,000.00).

“Basket” has the meaning set forth in Section 8.4(a).

“Benefit Plan” has the meaning set forth in Section 2.11(a).

“Bill of Sale” has the meaning set forth in Section 7.2(a).

“Business” means the business of the Company and Sellers providing consumer family mobile software enabling device location and parental controls to the carriers listed in Schedule A-3, as it is and has been operated, including all activities relating to research and development, and all activities related to the design, development, licensing, procurement, testing, marketing, promotion, advertising, qualification, manufacturing, distribution, fulfillment, sale, delivery, supply, provision, configuration, installation, maintenance, service and other commercialization of the Products.

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for business in both Delaware and London, United Kingdom.

“Business Employee” means each Employee listed in Schedule A-4 who, as of a specified date, was employed or engaged in the Business by a Related Subsidiary and, on that basis, will be (i) transferred with the Business from the applicable Related Subsidiary to Purchaser, the Company or, as the case may be, their applicable Affiliate in accordance with the Implementation Business Transfer Agreement or (ii) offered employment or engagement by Purchaser, the Company or, as the case may be, their applicable Affiliate in accordance with Section 5.3, as applicable. For the avoidance of doubt, “Business Employees” does not include any Company Employees.

“Cash” means all cash, checks (including checks and drafts deposited or available for deposit for the account of the Company), money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and marketable securities held by Sellers and/or the Related Subsidiaries.

“Claim Final Resolution” has the meaning set forth in Section 1.8(c).

“Closing” has the meaning set forth in Section 7.1.

“Closing Cash” means the Company Cash as of 11:59 P.M. on the date immediately prior to the Closing Date.

“Closing Date” has the meaning set forth in Section 7.1.

“Closing Financial Debt” means the Indebtedness outstanding as of 11:59 P.M. on the date immediately prior to the Closing Date.

“Closing Working Capital ” means (i) the sum of the total current assets of the Business (exclusive of Company Cash), less (ii) the sum of the total current liabilities of the Business, both (i) and (ii) listed on Schedule A-2, each as calculated in accordance with GAAP applied on a basis consistent with prior periods. For the avoidance of doubt, the Seller Employee Liabilities to the extent arising after Closing shall not be included as current liabilities in Closing Working Capital.

“Closing Net Working Capital Adjustment” means the Closing Working Capital less the Base Net Working Capital, which may be a positive or a negative dollar amount.

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“Closing Purchase Price” has the meaning set forth in Section 1.5(c)(i).

“Closing Statement” has the meaning set forth in Section 1.5(d)(i).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companion License Agreement” has the meaning set forth in Section 5.10.

“Company” has the meaning set forth in the Preamble.

“Company Cash” means, with respect to the Company, as of a given time, all cash, cash equivalents, marketable securities, checks, money orders, short-term instruments, funds in time and demand deposits or similar accounts held by the Company at such time, determined in accordance with GAAP reduced for any Restricted Cash. For avoidance of doubt, Company Cash shall (1) be calculated net of issued but uncleared checks and drafts, (2) include checks and drafts deposited or available for deposit for the account of the Company, and (3) be increased by an amount equal to all Unreimbursed Expenses.

“Company Employee” means, as of any specified date, any employee, officer, retiree, consultant, advisor, independent contractor (including individuals and entities), agent, consultant (including individuals and entities) officer, director or other service provider of the Company

“Company IP” means any and all Intellectual Property Rights that are owned (or purported by the Company to be owned) by the Company and that are used, held for use, or practiced by the Company in connection with, or necessary for or related to, the Business (including the Company’s business).

“Company Prepared Tax Return” has the meaning set forth in Section 5.4(a).

“Confidential Information” has the meaning set forth in Section 5.1(b).

“Consents” means consents, approvals, waivers, declarations or filings with, of or from any Governmental Entity or any third Person.

“Contaminants” means any disabling codes or instructions, spyware, Trojan horses, worms, trap doors, backdoors, Easter eggs, logic bombs, time bombs, cancelbots, viruses and other software or programming routines that are intended to permit or cause (or are suspected or known to permit or cause) unauthorized access to, or disruption, modification, recordation, misuse, transmission, impairment, disablement, or destruction of, Software, data, systems or other materials.

“Contract” means any legally enforceable contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Contracting Parties” has the meaning set forth in Section 10.15.

“Copyrights” means copyrights (whether registered or unregistered) and proprietary rights with respect to works of authorship and mask works and all registrations thereof and applications therefor throughout the world (including moral and economic rights, however denominated).

“COVID-19” means COVID-19 or SARS-CoV-2 or any mutation, evolution or variation thereof.

“Czech/Slovak Business Employees” means such Business Employees whose employment will be transferred pursuant to the Implementation Business Transfer Agreement.

“Data Protection Laws” means all Applicable Laws and Privacy Policies relating to privacy, data protection, data security and breach notification, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, processing and use of Personal Data or User Data.

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“Data Room” means the virtual data room hosted by Donnelley Financial Solutions Venue and managed by Sellers in connection with the Transactions.

“Delaware Code” means Title 10 of the Delaware Code, as amended and in effect on the date of this Agreement.

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Direct Seller” has the meaning set forth in the Preamble.

“Disclosure Schedule” means the disclosure schedules to this Agreement delivered by Sellers to Purchaser on the date hereof.

“Dollars” means the currency of the U.S. dollar, and all references to monetary amounts herein will be in Dollars unless otherwise specified herein.

“Due Diligence Materials” has the meaning set forth in Section 3.17(b).

“Earn-Out Customer Agreement” means that certain agreement set forth in Section 1.9(a) of the Disclosure Schedules.

“Earn-Out Payment” has the meaning set forth in Section 1.9.

“Earn-Out Period” has the meaning set forth in Section 1.9.

“Employee” means any current or former employee, officer, director, retiree, consultant, advisor, independent contractor (including individuals and entities), agent, consultant (including individuals and entities) or other service provider of any Seller, the Company any Related Subsidiary, or any of their respective Affiliates.

“Encumbrance” means any charge, mortgage, lien, pledge, security interest, title retention, easement, encroachment, right of first refusal or preemption.

“Environmental Law” means any Laws relating to (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Environmental Permits” has the meaning set forth in Section 2.14(b).

“Equity Financing” shall mean an underwritten shelf takedown pursuant to an effective registrations statement filed on Form S-3.

“Equity Securities” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that would be treated together with any Seller, the Company, any Related Subsidiary or any of their Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Account” means the accounts managed by the Escrow Agent in accordance with the Escrow Agreement.

“Escrow Agent” means Citibank, N.A.

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“Escrow Agreement” has the meaning set forth in Section 1.8(a).

“Escrow Amount” means Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000.00).

“Estimated Closing Cash” has the meaning set forth in Section 1.5(b).

“Estimated Closing Statement” has the meaning set forth in Section 1.5(b).

“Estimated Financial Debt” has the meaning set forth in Section 1.5(b).

“Estimated Net Working Capital Adjustment” has the meaning set forth in Section 1.5(b).

“Estimated Purchase Price” has the meaning set forth in Section 1.5(b).

“Estimated Transaction Expenses” has the meaning set forth in Section 1.5(b)

“Exchange Act” has the meaning set forth in Section 3.8.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Excess Amount” has the meaning set forth in Section 1.5(d)(iii)(A).

“Excluded Taxes” means (a) all Income Taxes of Sellers, the Related Subsidiaries and/or any of their Affiliates for any taxable period; (b) all other Taxes of Sellers, the Related Subsidiaries and/or any of their Affiliates that are allocable to the portion of any Straddle Period ending on (and including) the Closing Date, as determined under Section 5.4; (c) without duplication of any Taxes described in clause (b), all Taxes relating to the Company, the Purchased Assets, the Business, or the Assumed Liabilities for any Pre-Closing Tax Period; (d) Taxes imposed on Purchaser as a result of any breach of warranty or misrepresentation under Section 2.16, or breach by any Seller of any covenant relating to Taxes; and (e) all Transfer Taxes that are allocated to Sellers under Section 5.4; provided that no such Tax shall constitute an Excluded Tax to the extent such Tax (i) was, directly or indirectly, taken into account as a reduction in the Purchase Price, as finally determined, (ii) was remitted to Purchaser pursuant to Section 5.4(a) or Section 5.4(b)(ii), (iii) is attributable to any action taken by Purchaser or any actions taken outside the Ordinary Course of Business by the Company or its Subsidiaries, in each case, on the Closing Date following the Closing, or (iv) is attributable to any breach by the Purchaser of any covenant relating to Taxes.

“Family Safety Mobile Features/Applications” means family safety mobile software solutions, features or functionality that enables family members to locate their connected mobile devices, performs family safety-related location-based services and enables parents to enforce parental controls on their children’s devices. For the avoidance of doubt, Family Safety Mobile Features/Applications do not include software which enables (i) parental controls to be enforced on the in-home network level, or (ii) users to locate and manage their devices for purposes other than family safety (e.g., anti-theft functionality, which enables users to locate and lock their lost device and to otherwise control the device and its contents).

“Family Space App” means the Software for the “Avast Family Space App” for both iOS and Android.

“Final Determination” and “Finally Determined” have the meaning set forth in Section 8.6(a).

“Financing Information” means the financial information with respect to Sellers, the Company, the Related Subsidiaries as well as the Business and the Purchased Assets that is required by applicable SEC regulation, including: (i) the Abbreviated Financials, and (ii) such other information as is reasonably requested by the Purchaser of a type customarily included in underwritten equity offerings on Form S-3.

“First Anniversary Release Date” has the meaning set forth in Section 1.8(b).

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“Fraud” shall mean, with respect to any party, an actual and intentional fraud with respect to any material statement in any representation or warranty set forth in ARTICLE II or ARTICLE III (as applicable); provided, however, that such actual and intentional fraud of such party shall only be deemed to exist if, with respect to the Company, the individuals listed on Schedule A-1, had (a) actual knowledge (as opposed to imputed or constructive knowledge) on the date hereof that such representations and warranties (as qualified by the Schedules) were actually and materially breached on the date hereof, (b) the express intention that the other party would rely on such breached representations and warranties to its detriment and (c) the actual intent to deceive a party to this Agreement and to receive a material benefit from such deception. Under no circumstances shall “Fraud” include any equitable fraud, negligent misrepresentation, promissory fraud, unfair dealings, extra-contractual fraud or any other fraud or torts based on recklessness or negligence.

“Fundamental Representations” means the representations and warranties contained in Section 2.1(a) through (c) (in each case, first and third sentences only), Section 2.2(a) and (b), Section 2.4 and Section 2.22 and in Section 3.1, Section 3.2, Section 3.5 and Section 3.9.

“GAAP” means United States generally accepted accounting principles, as in effect as of the date of such measurement, as consistently applied by Sellers or the Company, as applicable, throughout the applicable periods.

“Government Contract” shall mean any Contract of the Company (or pursuant to which its properties or assets are bound) to which any Governmental Entity is party or is otherwise bound, excluding any Contract pursuant to which the Company provides goods or services to a Governmental Entity in exchange for payment.

“Governmental Entity” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, administrative or quasi-governmental authority, branch, office agency, commission or other body, or any court, tribunal, or arbitral or judicial body (including any grand jury), whether domestic or foreign, including any securities exchange.

“Hazardous Substances” means (a) those substances defined or regulated as a “toxic substance,” “hazardous substance,” “hazardous material,” or “hazardous waste” under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) polychlorinated biphenyls, asbestos and radon.

“Identified Claim” means the Claim described on Schedule 1.3(g).

“Implementation Business Transfer Agreement” means the Implementation Business Transfer Agreement, to be entered into on or after the Closing Date, by and among Seller Czech Affiliate, Seller Slovak Affiliate, Purchaser Czech Affiliate, Purchaser Slovak Affiliate, and the Company, in the form attached hereto as Exhibit L.

“Inbound License Agreement” means any Contract pursuant to which a third party has granted to any Seller, the Company or any of the Related Subsidiaries any right to use or otherwise practice or exploit in the Business or Products any Intellectual Property Rights of such third party.

“Income Tax” means any Tax measured by or imposed on, in whole or in part, the net income of the Sellers and the Related Subsidiaries that was or is attributable to the applicable Seller’s or Related Subsidiary’s ownership of an interest in or the operation of the Purchased Assets.

“Indebtedness” means, without duplication, all indebtedness of the Company (a) for borrowed money (other than trade debt and other similar liabilities incurred in the Ordinary Course of Business),

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(b) evidenced by a note, bond, debenture or similar instrument, (c) created or arising under any lease recorded as a capital lease in the Abbreviated Financials, earn out or other arrangement for the deferral of purchase price of any property, (d) under letters of credit, banker’s acceptances or similar credit transactions in each case solely to the extent drawn, (e) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, but in each case solely to the extent claimed against, (f) for accrued and unpaid interest on any of the foregoing, (g) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing, and (h) solely to the extent not paid to the person describe on Schedule A-5 by the Company prior to Closing in respect of the matter disclosed on Schedule A-5, an amount equal to One Million Forty Three Thousand Six Hundred Sixteen Dollars and Fifty Cents ($1,043,616.50); provided, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses or any liability included in the Closing Net Working Capital Adjustment. Notwithstanding the foregoing, in no event will any Seller Employee Liabilities to the extent arising after Closing, be included in Indebtedness.

“Indemnifying Party” and “Indemnified Party” have the meaning set forth in Section 8.5.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with intellectual property, including in and to: (a) Patents; (b) Copyrights; (c) industrial design rights and registrations thereof and applications therefor; (d) Trademarks; (e) domain names; (f) Trade Secrets; (g) publicity and privacy rights, including with respect to use of a Person’s name, characteristics, signature, likeness, image, photograph, traits, voice, identity, personality, and biographical and personal information and materials; and (i) any rights equivalent or similar to any of the foregoing.

“Knowledge of Sellers” or any similar phrase means, with respect to any fact or matter, the current actual knowledge of the individuals set forth on Schedule A-1 after such inquiry as such individuals would normally conduct in the ordinary course of their duties to the Business. Where any representation, warranty or other provision in this Agreement refers to notice or written notice having been delivered or received by the Sellers or the Company, or any of their respective Affiliates, such representation, warranty or other provision shall be interpreted to include only any notice to the individuals listed in the immediately preceding sentence or any notice of which one of such individuals has actual knowledge, without any implication that any such Person has made any inquiry or investigation as to the sending or receipt of such notice.

“Law” means any statute, law, treaty, ordinance, regulation, directive, rule, code, executive order, injunction, judgment, decree, writ, Order or other requirement, including any successor provisions thereof, of any Governmental Entity.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, absolute or contingent, determined or determinable.

“License Agreements” means all Inbound License Agreements and all Outbound License Agreements.

“Losses” means any and all deficiencies, judgments, settlements, assessments, Liabilities, losses, damages, fines, penalties, costs, expenses (including reasonable and documented out-of-pocket legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or otherwise satisfying any and all assessments, judgments or appeals); provided, however, that “Losses” shall not include consequential, special, incidental, indirect (including actual or potential lost profits or diminution in value) or punitive damages, except, in each case, to the extent any such damages are actually awarded to a Governmental Entity or other third party.

“made available” (or words of similar import) means that, on or before 5:00 p.m. Eastern Time on the third (3rd) Business Day immediately preceding the date of this Agreement, Sellers have posted materials to Data Room.

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“Material Adverse Effect” means any event, circumstance, occurrence, change, effect or fact that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on, the business, results of operations, or financial condition of the Business; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic, social or political conditions (including (x) any statements or proclamations of public officials, (y) any potential or actual government shutdown or (z) any breakup of a political or economic union) or the financing, banking, currency or capital markets in general in the United States or any other country or region in the world; (ii) conditions generally affecting the industries in which the Company operates or in which the Business is operated; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in Applicable Laws or Orders or accounting rules, including GAAP; (vii) any natural disaster or any acts of terrorism, cyberterrorism, sabotage, military action, armed hostilities, war (whether or not declared), epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; (viii) the public announcement, pendency or completion of the Transactions or any communication by Purchaser or any of their respective Affiliates of their plans or intentions (including in respect of employees) with respect to the Business or the Company including the initiation of litigation or other administrative proceedings by any Person with respect to the terms of this Agreement or any of the transactions contemplated hereby; (ix) any failure, in and of itself, by the Business to meet any projections or forecasts (as distinguished from any change or effect giving rise or contributing to such failure), (x) any change or modification (including termination) of the Contract or relationship between T-Mobile (and its Affiliates) and the Company; (xi) any action required to be taken under any Law or Order or any existing Contract by which the Company or any of the Related Subsidiaries (or any of their respective properties) is bound, or (xii) any breach by Purchaser of its obligations under this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur solely to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business is conducted. For the avoidance of doubt, a “Material Adverse Effect” shall be measured only against past performance of the Company, and not against any forward-looking statements, projections or forecasts of the Company or any other Person.

“Material Contracts” has the meaning set forth in Section 2.17(a).

“Membership interests” has the meaning set forth in the Recitals.

“NDA” means the non-disclosure agreement entered into between Sellers and Purchaser on May 19, 2020.

“Non-Transferable Asset” has the meaning set forth in Section 1.7(a).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 2.11(a).

“Noncompetition Agreements” has the meaning set forth in Section 5.12.

“Nonparty Affiliates” has the meaning set forth in Section 10.15.

“Open Source Software” means Software that is distributed under an open source license (including, by way of example only, the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any derivative of any of the foregoing licenses), or any other license approved as an open source license by the Open Source Initiative.

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“Order” means any writ, judgment, decision, decree, award, order, injunction, ruling or similar order of any federal, state or local court or Governmental Entity, in each case that is preliminary or final.

“Ordinary Course of Business” means an action taken by a Person that is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person (including, recent past practice in light of the current pandemic, epidemic or disease outbreak (taking into account any event, change or circumstance, in each case, to the extent related to COVID-19 that occurs following the date of this Agreement), and any action taken or omitted to be taken, that relates to or arises out of such pandemic, epidemic or disease outbreak shall be deemed to be in the “ordinary course of business”).

“Organizational Documents” means any charter, certificate of formation, articles of organization, articles of incorporation, declaration of partnership, articles of association, bylaws, operating agreement, limited liability company agreement, partnership agreement or similar formation or governing documents and instruments of any Person.

“Outbound License Agreement” means any Contract pursuant to which any Seller, the Company or any of the Related Subsidiaries has granted to any third party any right to use or otherwise practice or exploit any Transferred Seller IP or Company IP.

“Owned Avast Code” means the Avast Code owned by any Seller or any of the Related Subsidiaries as of the Effective Date or Closing Date, as applicable.

“Parent” has the meaning set forth in the Preamble.

“Party” means any party of this Agreement.

“Patents” means all patents and patent applications (including divisions, continuations, continuations-in-part, extensions, reexaminations and reissues), utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements throughout the world.

“Pending Claim Amount” has the meaning set forth in Section 1.8(b).

“Permits” means all licenses, permits, franchises, approvals, certificates, waivers, concessions, exemptions or variances with any Governmental Entity.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due or delinquent, or, if delinquent, that are being contested in good faith in the Ordinary Course of Business; (b) Encumbrances of landlords and liens of carriers, warehousemen, mechanics and materialmen arising in the Ordinary Course of Business securing payments not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (c) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money (including licenses of Intellectual Property Rights), and(d) other Encumbrances arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and which do not materially impair the value or use of the applicable asset.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity.

“Personal Data” means (a) any information that relates to an identified or identifiable individual, or in combination with other information can be used to identify, contact or precisely locate a natural person or can be reasonably linked (directly or indirectly) to a particular person, computer, or device, including name, street address, telephone number, email address, photograph, video, biometric data, social security number, driver’s license number, passport number or customer or account number; (b) any other personally identifiable or protected information of a person that is governed, regulated or protected by one or more Data Protection Laws.

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“Personal Property” means the machinery, equipment, networking equipment, personal computers, tools, telephone numbers, motor vehicles, furniture, furnishings, fixtures, office equipment, supplies, plant, spare parts, and all other tangible personal property used in, necessary for, or related to the Business.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Post-Closing License Agreement” has the meaning set forth in Section 5.11.

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

“Privacy Policy” means each published or internal, past or present privacy policy of any Seller, the Company or any of the Related Subsidiaries, including any policy or practice relating to: (a) the privacy of users of any website, product or service of any Seller, the Company or any of the Related Subsidiaries; (b) the collection, processing, storage, disclosure or transfer of any User Data or Personal Data; and (c) any employee information.

“Products” means all Software products and services of the Business designed, developed, licensed, promoted, advertised, manufactured, distributed, sold, delivered, supplied, maintained, serviced, or otherwise commercialized by or for any Seller, the Company or any of the Related Subsidiaries, together with any and all versions and releases of the foregoing.

“Purchase Price” has the meaning set forth in Section 1.5(a)(ii).

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Czech Affiliate” means an Affiliate of Purchaser, to be duly incorporated and existing under the laws of the Czech Republic prior to the Closing.

“Purchaser Employer” has the meaning set forth in Section 5.3(b).

“Purchaser Shares” has the meaning set forth in Section 1.5(c)(ii)(B).

“Purchaser Share Payment Election” has the meaning set forth in Section 1.5(c)(ii)(B).

“Purchaser Slovak Affiliate” means an Affiliate of Purchaser, to be duly incorporated and existing under the laws of the Slovak Republic prior to the Closing.

“Purchaser Indemnitees” has the meaning set forth in Section 8.2.

“Registered Seller/Company Intellectual Property” means (a) all active issued Patents, registered Trademarks, pending applications to register Trademarks, registered Copyrights, pending applications to register Copyrights, and registered domain names either (1) owned by any Seller and included in the Transferred Seller IP, (2) owned by the Company or any of the Related Subsidiaries.

“Registration Rights Agreement” has the meaning set forth in Section 5.16.

“Related Party” with respect to any specified Person, means: (a) any Affiliate of such specified Person; (b) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; or (c) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than five percent (5%) of the outstanding equity or ownership interests of such specified Person. For the purposes of this definition, “Immediate Family,” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

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“Related Subsidiaries” has the meaning set forth in Section 2.1(d).

“Release” has the meaning set forth in Section 5.15.

“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, shareholders, employees, counsel, advisors, auditors, agents, consultants, bankers and other representatives.

“Restricted Cash” means any cash and cash equivalents that are, directly or indirectly, subject to restrictions or limitations on their use or distribution, as a result of restrictions arising from the use of such cash or cash equivalents as collateral for letters of credit or similar financial assurances, including any cash collateral, cash held in escrows posted with vendors, landlords, and other parties.

“Retained Company Employee” has the meaning set forth in Section 5.3(a).

“Reviewed Items” has the meaning set forth in Section 1.5(d)(i).

“SEC” has the meaning set forth in Section 2.25.

“SEC Reports” has the meaning set forth in Section 3.8.

“Securities Act” has the meaning set forth in Section 2.24.

“Seller” and “Sellers” have the meaning set forth in the Preamble.

“Seller Benefit Plan” means the Benefit Plans which are or have been maintained, sponsored, contributed to, or required to be contributed to by any Seller, any Related Subsidiary or any of their ERISA Affiliates (other than the Company) for the benefit of any Employee of the Business or any spouse or dependent of such Employee, or under which any Seller, any Related Subsidiary or any of their ERISA Affiliates (other than the Company) has or may have any Liability, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Seller Brand Guidelines” has the meaning set forth in Section 5.21(c).

“Seller/Company Software” means the Software that is included in the Transferred Seller IP and/or in the Company IP.

“Seller Czech Affiliate” means Avast Software s.r.o., a limited liability company incorporated and existing under the laws of the Czech Republic, with its seat at Pikrtova 1737/1a, Nusle, 140 00 Prague 4, Czech Republic, Business ID No. 021 76 475, registered in the Commercial Register maintained by the Municipal Court in Prague, File No. C 216540.

“Seller Employee Liabilities” means (A) Liabilities arising out of or resulting from any Benefit Plan, or employment or termination of a Retained Company Employee or Transferred Business Employee (even if termination is pursuant to a notice of termination delivered by Seller or its Affiliates prior to the Closing but with termination effective following the Closing), including, in each case, those Liabilities that arise on or after the Closing, (B) Liabilities arising out of or resulting from terminations of Company Employees or Business Employees to the extent conducted (i) at the direction of Purchaser or any of its Affiliates or (ii) by Sellers due to the failure of Purchaser to make offers of employment or otherwise transfer a Business Employee to Purchaser in accordance with the terms of this Agreement, and (C) any Liabilities arising out of or relating to the failure of Purchaser or its Affiliates to comply with the Implementation Business Transfer Agreement. For the avoidance of doubt, termination of a Retained Company Employee or Transferred Business Employee shall be deemed to arise after the Closing even if termination is pursuant to a notice of termination delivered by Sellers or its Affiliates prior to the Closing but with termination effective following the Closing.

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Seller Marks” means any and all Trademarks owned by any Seller or any of its Affiliates (other than the Company or its Subsidiaries), whether or not used in the Business prior to the Closing Date, and

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includes any Trademarks that contain AVAST; provided however, it does not include those Trademarks set forth in Section 2.15(a)(i) of the Disclosure Schedule (which for clarification are included in Transferred Seller IP).

“Seller Notice of Disagreement” has the meaning set forth in Section 1.5(d)(i).

“Seller Permits” has the meaning set forth in Section 2.5(b).

“Seller Prepared Tax Return” has the meaning set forth in Section 5.4(a).

“Seller Slovak Affiliate” means Avast Slovakia s.r.o., a limited liability company incorporated and existing under the laws of the Slovak Republic, with its seat at Poštová 1, Žilina 010 08, Slovak Republic, Business ID No. 51 771 748, registered in the Commercial Register maintained by the District Court in Žilina, Section Sro, File No. 70355/L.

“Seller Transaction Expenses” means all fees and expenses incurred by Sellers and the Related Subsidiaries in connection with this Agreement and the other Transaction Documents and the Transactions, including all legal, accounting, financial advisory, investment banking, consulting fees and expenses and other like fees and expenses of third parties incurred by Sellers and the Related Subsidiaries in connection with the negotiation, documentation and effectuation of the terms and conditions of this Agreement and the other Transaction Documents and the Transactions.

“Shared Contracts” has the meaning set forth in Section 1.2(q).

“SIG” has the meaning set forth in Section 2.15(g).

“Software” means all (a) computer programs, firmware, and other software, in each case, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data, (c) descriptions, flow-charts, architectures, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which such Person (either alone or through or together with any other Subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the shares of capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (b) has the contractual or other power to designate a majority of the board of directors or other governing body (and, where the context permits, includes any predecessor of such an entity).

“Systems” means the computer, information technology and data processing systems, facilities and services owned or controlled by any Seller, the Company or any of the Related Subsidiaries and used in the conduct of the Business, including all such Software, hardware, networks, communications facilities, platforms and related systems and services.

“Tax” means (a) all direct and indirect statutory, governmental, U.S. federal, provincial, state, local, municipal, non-U.S. and other taxes, levies, duties, fees, imposts, assessments and charges of any kind whatsoever, including net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security, employee-related social charges or contributions, excise, severance, stamp, occupation, premium, property, unclaimed property, escheat, windfall profits, customs duties or other contributions, whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) above whether as a result

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of transferee Liability, of being a member of an affiliated, consolidated, combined, unitary or similar group for any period, or otherwise through operation of Law, and (c) any Liability for the payment of amounts described in clause (a) or clause (b) above as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Claim” has the meaning set forth in Section 5.4(f).

“Tax Return” means any written or electronic return, certificate, declaration, notice, report, statement, election, information statement and document filed or required to be filed with respect to Taxes, including any amendments thereof, and any schedules and attachments thereto.

“Taxing Authority” means any Governmental Entity having authority with respect to Taxes.

“Terminated Contracts” has the meaning set forth in Section 4.4.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Top Customers” has the meaning set forth in Section 2.21(a).

“Top Suppliers” has the meaning set forth in Section 2.21(a).

“Trade Secrets” means (a) trade secrets and (b) other confidential or proprietary information to the extent qualifying as a trade secret under applicable Law.

“Trademark License” has the meaning set forth in Section 5.21(b).

“Trademarks” means any trademarks, service marks, logos and design marks, trade dress, trade names, brand names, and other indicia of source, together with all goodwill associated with any of the foregoing.

“Transaction Documents” means this Agreement, the Disclosure Schedule, the Release, the Post-Closing License Agreement, the Transition Services Agreement, the Noncompetition Agreements, the Bill of Sale, Assignment and Assumption Agreement, the Implementation Business Transfer Agreement, the IP Assignment, the Escrow Agreement, and each of the other agreements, certificates, documents and instruments contemplated hereby and thereby, including all Schedules and Exhibits hereto and thereto.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Expenses” means the aggregate amount of fees and expenses incurred or to be paid by the Company in connection with the Closing and the Transactions up to the Closing, including fees and disbursements of counsel, financial advisors, consultants and accountants, filing fees and expenses, and including any cash settled incentive payments and transaction bonuses, in each case solely as a result of the consummation of the Transactions (or any of them) (including the employer’s share of any payroll Taxes attributable to such amounts) to the extent not paid prior the Closing Date; provided, that for the avoidance of doubt, in no event shall Transaction Expenses include (i) fees and expenses incurred by the Sellers or any Related Subsidiary at the request of Purchaser and/or any of its Affiliates, (ii) any fees or expenses incurred by Purchaser and/or any of its Affiliates or any of their financial advisors, attorneys, accountants, advisors, consultants or other Representatives or financing sources, regardless of whether any such fees or expenses may be paid by the Sellers or any Related Subsidiary, (iii) any fees or expenses payable in respect of any financing provided to Purchaser and/or any of its Affiliates in connection with the transactions contemplated by this Agreement or at any time following the Closing, (iv) any fees and expenses of employees of the Sellers or any Related Subsidiary to be paid or reimbursed by any of Purchaser and/or any of its Affiliates (including the Company) in connection with such employees’ post-closing employment, compensation or equity participation arrangements or otherwise, or (v) any fees or expenses included in the calculation of Closing Financial Debt, Estimated Financial Debt, Closing Net Working Capital Adjustment or Estimated Net Working Capital Adjustment. For the avoidance of doubt, “Transaction Expenses” shall

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not include any Seller Employee Liabilities, including termination and other payments, including stay bonuses, payable to any Retained Company Employee or Transferred Business Employee whose employment terminates after the Closing, even if termination is pursuant to a notice of termination delivered by Seller or its Affiliates prior to the Closing.

“Transfer Taxes” means any statutory, governmental, U.S. federal, state, national, local, municipal, non-U.S. and other transfer, documentary, real estate transfer, mortgage recording, sales, use, stamp, duty, registration, value-added, gross receipts, excise, and other similar Taxes, and all conveyance fees, recording charges and other fees and charges incurred or that may be payable in connection with the sale or purchase of the Membership Interests or the Purchased Assets.

“Transferred Business Employee” has the meaning set forth in Section 5.1(c).

“Transferred Seller IP” means all Intellectual Property Rights and Software that are owned by any Seller or any of the Related Subsidiaries that are (a) exclusively used, exclusively held for use or exclusively practiced by any Seller or any of the Related Subsidiaries, in each case, solely to implement Family Safety Mobile Features/Applications (for clarity which expressly includes the Family Space App); or (b) otherwise exclusively used, exclusively held for use, or exclusively practiced by any Seller or any of the Related Subsidiaries, in each case, solely in connection with the Business, including all Patents set forth on Section 2.15(a)(i) of the Disclosure Schedule; provided that “Transferred Seller IP” shall not include the Avast Code and any Intellectual Property Rights embodied therein or practiced thereby.

“Transition Services” means the services to be provided by any Seller or any of their Affiliates to Purchaser pursuant to the Transition Services Agreement.

“Transition Services Agreement” has the meaning set forth in Section 5.13.

“User Data” means any Personal Data or other data or information collected by or on behalf of any Seller, the Company or any of the Related Subsidiaries from users of any website, product or service of any Seller, the Company or any of the Related Subsidiaries.

“Unreimbursed Expenses” shall mean any and all expenses and amounts incurred and paid by the Company or Sellers (i) for which Purchaser is obligated to reimburse Sellers or the Company pursuant to Section 4.3(b) and Section 5.21 and (ii) which expenses have not been reimbursed to Sellers or the Company prior to the Closing.

“Volume Weighted Average Stock Price” means the daily volume weighted average price of the Purchaser’s common stock, $0.001 par value per share, on the Nasdaq Capital Market as reported by Bloomberg L.P. over the ten (10) trading day period prior to the date hereof, which the parties agree is $6.8487.

“W&C” has the meaning set forth in Section 5.19.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

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[The schedules and exhibits hereto have been redacted pursuant to Item 601 of Regulation S-K because they (1) are not material to investors and (2) are the type that the registrant treats as private or confidential]

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